UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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CB Richard Ellis Group, Inc.

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11150 Santa Monica Blvd., Suite 1600

Los Angeles, California 90025

(310) 405-8900

April 1, 2011

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of CB Richard Ellis Group, Inc., I cordially invite you to attend our annual meeting of stockholders on Wednesday, May 11, 2011, at 9882 South Santa Monica Boulevard, Beverly Hills, California at 8:00 a.m. (PDT).

The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are present in person, your vote is very important. We are pleased to offer multiple options for voting your shares. You may vote by telephone, via the Internet, by mail or in person as described beginning on page 2 of the proxy statement.

Thank you for your continued support of CB Richard Ellis Group, Inc.

Sincerely yours,

Brett White
Chief Executive Officer

CB Richard Ellis Group, Inc.

11150 Santa Monica Blvd., Suite 1600

Los Angeles, California 90025

(310) 405-8900

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2011 Annual Meeting of Stockholders of CB Richard Ellis Group, Inc. The meeting will be held at 8:00 a.m. (PDT), on Wednesday, May 11, 2011, at 9882 South Santa Monica Boulevard, Beverly Hills, California.

The purposes of the 2011 Annual Meeting of Stockholders are:

(1)	To elect the 10 directors named in the attached Proxy Statement;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm;

(3)	To approve the advisory resolution regarding executive compensation;

(4)	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

(5)	To transact any other business properly introduced at the Annual Meeting.

You must own shares of CB Richard Ellis Group, Inc. common stock at the close of business on March 11, 2011, the record date for the 2011 Annual Meeting of Stockholders, to attend and vote at the Annual Meeting and at any adjournments or postponements of the meeting. If you plan to attend, please bring a picture I.D., and if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of March 11, 2011. Regardless of whether you will attend, please vote electronically through the Internet or by telephone or by completing and mailing your proxy card if you receive paper copies of the proxy materials, so that your shares can be voted at the Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on either the Notice of Internet Availability of Proxy Materials you received or the proxy card if you received paper copies of the proxy materials. Voting in any of these ways will not prevent you from voting in person at the 2011 Annual Meeting of Stockholders.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders a notice instead of a paper copy of this Proxy Statement and our 2010 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2010 Annual Report and a form of proxy card or voting instruction card. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

By Order of the Board of Directors

Laurence H. Midler
Executive Vice President, General Counsel and Secretary

Los Angeles, California

April 1, 2011

This Proxy Statement and accompanying proxy card are available beginning April 1, 2011 in connection with the solicitation of proxies by the Board of Directors of CB Richard Ellis Group, Inc., a Delaware corporation, for use at the 2011 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as “CBRE,” the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2010 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder who requested paper copies of these materials and will also be available at www.proxyvote.com.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting of Stockholders?    At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors, the ratification of the selection of KPMG LLP as our independent registered public accounting firm, and the approval of certain advisory resolutions. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Who can attend the Annual Meeting?    All of our stockholders as of the March 11, 2011 record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect your right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March  11, 2011 to gain admittance to the Annual Meeting.

What am I voting on?    You are voting on:

•	The election of 10 director nominees to the Board;

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm;

•	An advisory resolution regarding executive compensation;

•	An advisory vote on the frequency of future advisory votes on executive compensation; and

•	Any other matters properly introduced at the Annual Meeting.

What are the Board’s recommendations?    The Board recommends a vote:

•	FOR election of the nominated slate of directors (see Proposal No. 1);

•

FOR ratification of the selection of KPMG LLP, an independent registered public accounting firm, to be the auditors of our annual financial statements for the fiscal year ending December 31, 2011 (see Proposal No. 2);

•	FOR the advisory resolution regarding executive compensation (see Proposal No. 3); and

•	FOR future advisory votes on executive compensation to be held every THREE YEARS (see Proposal No. 4).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials?    Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we are providing access to our proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the Web site referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to lower the costs of delivery and help reduce the environmental impact of the Annual Meeting.

Who may vote?    You may vote if you owned shares of our common stock at the close of business on March 11, 2011, which is the record date for the Annual Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned on that date. As of March 11, 2011, we had 324,310,445 shares of common stock outstanding.

Who counts the votes?    Broadridge Financial Solutions, Inc., an independent third party, will tabulate the votes, and our Assistant Secretary will act as the inspector of the election.

Is my vote confidential?    Yes, your proxy card, ballot, and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election (which is not applicable in 2011). If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What vote is required to pass an item of business at the Annual Meeting?

•

Election of Directors. Because we have 10 nominees for 10 possible director positions (i.e., an uncontested election) we require that each of the director nominees receive at least a majority of the votes present and entitled to vote. The Board has adopted a policy to institute majority voting for directors in uncontested director elections. This policy requires that any director who fails to achieve a majority vote in an uncontested director election must tender their resignation. The Corporate Governance and Nominating Committee, or Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will then consider the resignation taking into account the Governance Committee’s recommendation and announce publicly within 90 days its decision of whether to accept or reject the resignation. Shares that are not present or represented at the Annual Meeting and abstentions will not affect the election outcome.

•

Other Proposals. Except for the advisory vote on the frequency of future advisory votes on executive officer compensation (“frequency vote”), approval of each of the other proposals requires the affirmative vote of a majority of the shares present or represented, and entitled to vote thereon, at the Annual Meeting, and abstentions will have the same effect as an “against” vote. For the frequency vote, the option receiving a plurality of the votes cast on the proposal will be deemed the preferred option of stockholders. Except for the vote to ratify our independent registered public accounting firm, your broker is not entitled to vote your shares on these matters if no instructions are received from you. If your broker does not vote, this is not considered a vote cast and, therefore, will have no effect.

How will shares in the 401(k) plan be counted?    If you hold common stock in our 401(k) plan as of March 11, 2011, the enclosed proxy card also serves as your voting instruction to Bank of America, N.A., the trustee of our 401(k) plan, provided that you furnish your voting instructions over the Internet or by telephone, or that the enclosed proxy card is signed, returned and received, by 8:59 p.m. (PDT) on May 8, 2011. If voting instructions are not received by such time, the common stock in our 401(k) plan will be voted by the trustee in proportion to the shares for which the trustee timely receives voting instructions.

How do I vote?    If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock indicating that you were the beneficial owner of this common stock on March 11, 2011, the record date for voting at the Annual Meeting.

If your common stock is held in your name, there are three ways for you to vote by proxy:

•	If you received a paper copy of the proxy materials by mail, mail the completed proxy card in the enclosed return envelope;

•	Call 1-800-690-6903; or

•	Log on to the Internet at www.proxyvote.com and follow the instructions at that site. The Web site address for Internet voting is also provided on your Notice.

Telephone and Internet voting will close at 8:59 p.m. (PDT) on May 10, 2011, unless you are voting common stock held in our 401(k) plan, in which case the deadline for voting is 8:59 p.m. (PDT) on May 8, 2011. Proxies submitted by mail must be received prior to the meeting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your common stock: FOR all of the nominees for director named in this Proxy Statement, FOR the ratification of KPMG LLP as our independent registered public accounting firm, FOR the advisory vote on executive compensation, and FOR future advisory votes on executive compensation to be held every THREE YEARS.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to vote your common stock.

Even if you plan to attend the Annual Meeting, we recommend that you vote your common stock in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy?    Yes, you can revoke your proxy if your common stock is held in your name by:

•	Filing written notice of revocation before our Annual Meeting with our Secretary, Laurence H. Midler, at the address shown on the front of this Proxy Statement;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.

If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting?    Other than the four proposals described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you grant a proxy, the persons named as proxy holders will have the discretion to vote your common stock on any such additional matters.

Who pays for this proxy solicitation?    We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials?    Our Corporate Governance Guidelines, Standards of Business Conduct, Code of Ethics for Senior Financial Officers, Policy Regarding Transactions with Interested Parties, Equity Award Policy and the charters for the Acquisition Committee, Audit Committee, Compensation Committee, Governance Committee, and Executive Committee are published in the Corporate Governance section of the Investor Relations page on our Web site at www.cbre.com. (We are not including the other information contained on, or available through, our Web site as a part of, or incorporating such information by reference into, this Proxy Statement.)

INFORMATION ABOUT THE BOARD

Set forth below is information regarding our directors and the nominees as of March 31, 2011:

Name	Age	Position
Richard C. Blum	75	Chairperson; Executive Committee Chairperson; Governance Committee and Acquisition Committee member
Curtis F. Feeny	53	Director; Audit Committee Chairperson; Governance Committee member
Bradford M. Freeman	69	Director; Governance Committee Chairperson; Acquisition Committee and Compensation Committee member
Michael Kantor	71	Director; Acquisition Committee and Governance Committee member
Frederic V. Malek	74	Director; Compensation Committee Chairperson; Audit Committee member
Jane J. Su	47	Director; Compensation Committee member
Laura D. Tyson	63	Director; Acquisition Committee member
Brett White	51	Director, Chief Executive Officer; Acquisition Committee Chairperson; Executive Committee member
Gary L. Wilson	71	Director; Audit Committee member
Ray Wirta	67	Director; Acquisition Committee and Executive Committee member

Richard C. Blum

Mr. Blum has been Chairperson of our Board since September 2001 and a member of our Board since July 2001. He is the Chairman and President of Richard C. Blum & Associates, Inc., the general partner of Blum Capital Partners, L.P., a long-term strategic equity investment management firm that acts as general partner for various investment partnerships and provides investment advisory services, which he founded in 1975. Mr. Blum holds a B.A. and an M.B.A. from the University of California, Berkeley. He previously served on the boards of directors of Glenborough Realty Trust Incorporated and URS Corporation. Mr. Blum has experience in the capital markets and securities business, and broad knowledge of our business through his many years of experience on our Board.

Curtis F. Feeny

Mr. Feeny has been a member of our Board since December 2006. He has been a Managing Director of Voyager Capital, a venture capital firm, since January 2000. From 1992 through 1999, Mr. Feeny served as Executive Vice President of Stanford Management Co., which manages the Stanford University endowment, during which time the endowment’s assets under management grew from $1.5 billion to $9.0 billion. Mr. Feeny holds a B.S. from Texas A&M University and an M.B.A. from Harvard Business School. He previously served on the board of directors of Trammell Crow Company, which we acquired in 2006. Mr. Feeny brings broad knowledge of the commercial real estate industry from his service as an employee and later director of Trammell Crow Company. He also has broad experience counseling companies through growth, and experience in corporate finance matters.

Bradford M. Freeman

Mr. Freeman has been a member of our Board since July 2001. Mr. Freeman is a founding partner of Freeman Spogli & Co. Incorporated, a private investment company founded in 1983. He is also a member of the board of directors of Edison International. Mr. Freeman holds a B.A. from Stanford University and an M.B.A. from Harvard Business School. Mr. Freeman brings experience in the capital markets and securities business to the Board, in addition to his operating experience from running his own company and a broad knowledge of our business through his many years of experience on our Board.

Michael Kantor

Mr. Kantor has been a member of our Board since February 2004. Mr. Kantor has been a partner with the law firm of Mayer Brown LLP since March 1997. From 1993 to 1996, he served as the U.S. Trade Representative and from 1996 to 1997 as U.S. Secretary of Commerce. Mr. Kantor is also a member of the advisory board of directors of ING USA and a member of the international advisory board of Fleishman-Hillard. Mr. Kantor holds a B.A. from Vanderbilt University and a J.D. from Georgetown University. Mr. Kantor brings to the Board many years of experience as a lawyer counseling companies and their boards of directors on corporate, mergers & acquisitions and governance issues. He also has extensive knowledge and experience in government and foreign markets, including Asia-Pacific, Europe and Latin America, where we have significant operations.

Frederic V. Malek

Mr. Malek has been a member of our Board since September 2001. He has served as Chairman of Thayer Capital Partners, a merchant banking firm he founded, since 1993 and Chairman of Thayer Lodging Group, a sponsor of private hotel real estate investment trusts, or REITs, which he also founded in 1993. Mr. Malek is on the board of directors of Dupont Fabros Technology, Inc. He previously served on the boards of directors of Automatic Data Processing Corp., the Federal National Mortgage Association, Northwest Airlines Corporation, and FPL Group, Inc. Mr. Malek holds a B.S. from the U.S. Military Academy at West Point and an M.B.A. from Harvard Business School. Mr. Malek has experience in real estate investment and a broad knowledge of our business from his many years of experience on our Board. He also brings to the Board operational experience as a former president of Marriott International, Inc., and is knowledgeable in corporate finance and experienced as an audit committee member.

Jane J. Su

Ms. Su has been a member of our Board since October 2006. Ms. Su is a partner at Blum Capital Partners, L.P. Prior to joining Blum Capital Partners, L.P. in 2002, she was a principal of Banc of America Equity Partners—Asia from 1996 to 2000. Ms. Su holds a B.A. from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business. Ms. Su has experience in the capital markets and principal investment business, and brings to the Board a deep understanding of business in the Asia Pacific region, particularly China, which is a significant growth market for the Company.

Laura D. Tyson

Dr. Tyson has been a member of our Board since March 2010. Dr. Tyson has been the S.K. and Angela Chan Professor of Global Management at the Walter A. Haas School of Business, University of California at Berkeley since July 2008, and Professor of Business Administration there since January 2007. Dr. Tyson was previously Dean of the London Business School from January 2002 to December 2006 and Dean of the Walter A. Haas School of Business, University of California at Berkeley from July 1998 to December 2001, and was Professor of Business Administration and Economics there from January 1997 to June 1998. She previously served as National Economic Adviser to the President of the United States from February 1995 to December 1996, and was the first woman to Chair the White House Council of Economic Advisers, in which capacity she served from January 1993 to February 1995. Dr. Tyson serves on the boards of directors of AT&T Inc., Eastman Kodak Company, Morgan Stanley and Silver Spring Network. She also serves on the boards of directors of MIT Corporation, the Peter G. Peterson Institute of International Economics and the New America Foundation. Dr. Tyson holds a B.A. from Smith College and a Ph.D. in Economics from the Massachusetts Institute of Technology. Dr. Tyson brings experience from serving on the boards of directors of complex global organizations, and is a noted economist who brings experience in government and broad macro-economic knowledge to our Board, including with respect to international economic issues.

Brett White

Mr. White has served as our Chief Executive Officer since June 2005, and been a member of our Board since September 2001. He previously served as our President from September 2001 to March 2010. Prior to that, Mr. White was Chairman of the Americas of CB Richard Ellis Services, Inc. from May 1999 to September 2001 and was its President of Brokerage Services from August 1997 to May 1999. He was one of its Executive Vice Presidents from March 1994 to July 1997 and Managing Director of its Newport Beach, California office from May 1993 to March 1994. Mr. White is also a member of the board of directors of Edison International and a Trustee of the University of San Francisco. He previously served on the board of directors of Mossimo, Inc. Mr. White holds a B.A. from the University of California, Santa Barbara. Mr. White brings intimate knowledge of our operations to the Board based on day-to-day leadership as our current Chief Executive Officer and his cumulative experience in leadership positions within the Company.

Gary L. Wilson

Mr. Wilson has been a member of our Board since September 2001. Mr. Wilson is a private investor and General Partner of Manhattan Pacific Partners. He previously served as Chairman of Northwest Airlines Corporation from April 1997 to May 2007 and prior to that as its Co-Chairman from January 1991 to April 1997. Mr. Wilson also serves on the board of directors of Yahoo! Inc. He is also a Trustee Emeritus of Duke University, a member of the Board of Overseers of the Keck School of Medicine of the University of Southern California, and a member of the board of directors of Millennium Promise. He previously served on the boards of directors of Northwest Airlines, Inc. and The Walt Disney Company. Mr. Wilson holds a B.A. from Duke University and an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Wilson brings experience from serving on the boards of directors of complex global organizations, and has a broad knowledge of our business through his many years of experience on our Board. He also brings to the Board operational experience as a former chief financial officer of major public companies, including The Walt Disney Company and Marriott International, Inc., and is knowledgeable in corporate finance and experienced as an audit committee member.

Ray Wirta

Mr. Wirta has been a member of our Board since September 2001. He has served as the Chief Executive Officer of The Koll Company since November 2009. Mr. Wirta served as our Chief Executive Officer from September 2001 to June 2005. From May 1999 to September 2001, he served as Chief Executive Officer of CB Richard Ellis Services, Inc. and served as its Chief Operating Officer from May 1998 to May 1999. Mr. Wirta served as a director and as the Non-Executive Chairman of Realty Finance Corporation and previously the Chairman from May 2005 through August 2009. He also served as Interim Chief Executive Officer and President of that company from April 2007 to September 2007. Mr. Wirta holds a B.A. from California State University, Long Beach and an M.B.A. in International Management from Golden Gate University. Mr. Wirta brings to the Board many years of experience in the commercial real estate industry, including a depth of knowledge about real estate investment management and development and operational experience in the Company’s business operations as our former chief executive officer.

DIRECTOR COMPENSATION

Our director compensation policy provides for the following annual compensation for each of our non-employee directors:

•	a $30,000 annual cash retainer;

•	a grant of a number of unrestricted shares of our common stock with a fair market value equal to $10,000 on the date of grant;

•

a stock option grant for a number of shares equal to $50,000 divided by the fair market value of our common stock on the date of grant, which vest in quarterly installments over a three-year period from the date of grant and which expire, to the extent unexercised, seven years from the date of grant; and

•

a restricted stock grant for a number of shares equal to $35,000 divided by the fair market value of our common stock on the date of grant, which vest in full on the third (3rd ) anniversary of the date of the grant, provided that under certain circumstances where a director does not continue to serve, the shares vest immediately prior to such departure in the amount of one-third (  1/3) of the total number of shares subject to the grant for each full year the director served on the Board after the date of grant.

Pursuant to this policy, our directors also receive an additional payment of $2,000 per Board meeting attended and $1,000 per committee meeting attended (regardless of whether the meeting attended is scheduled in conjunction with a Board meeting). The chairperson of the Audit Committee receives an additional annual cash retainer of $15,000, and the chairpersons of the Governance Committee and Compensation Committee receive additional annual cash retainers of $10,000 each.

We also reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Our employee directors do not receive any fees for attendance at meetings or for their service on our Board.

The following table provides information regarding compensation earned during the fiscal year ended December 31, 2010 for each member of our Board, other than Brett White, who is our Chief Executive Officer and is not compensated for his role as a director. Compensation information for Mr. White is described beginning on page 27 under “Executive Compensation—Compensation Discussion and Analysis.” For stock and option awards, the dollar amounts set forth in the table below reflect the aggregate grant date fair value for awards granted during the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2)(3) ($)	Option Awards (4)(5) ($)	All Other Compensation ($)	Total ($)
Richard C. Blum	48,017	44,992	32,873	—	125,882
Curtis F. Feeny	68,017	44,992	32,873	—	145,882
Bradford M. Freeman	63,017	44,992	32,873	—	140,882
Michael Kantor	41,017	44,992	32,873	—	118,882
Frederic V. Malek	63,017	44,992	32,873	—	140,882
Jane J. Su	45,017	44,992	32,873	—	122,882
Laura D. Tyson	41,038	53,979	39,423	—	134,440
Gary L. Wilson	52,017	44,992	32,873	—	129,882
Ray Wirta	46,017	44,992	32,873	—	123,882

(1)	Includes fees associated with the annual Board service retainer, attendance at meetings and chairing a Board committee.

(2)	At December 31, 2010, (i) each of Ms. Su and Messrs. Blum, Feeny, Freeman, Kantor, Malek, Wilson, and Wirta held an aggregate of 7,955 shares of unvested stock awards, and (ii) Dr. Tyson held an aggregate of 2,776 shares of unvested stock awards.

(3)	Each of Ms. Su and Messrs. Blum, Feeny, Freeman, Kantor, Malek, Wilson and Wirta was awarded 634 unrestricted shares of our common stock and 2,219 restricted shares of our common stock pursuant to our annual director compensation policy, valued at the fair market value of our common stock of $15.77 on the award date of June 2, 2010, for a total value of $44,992. Dr. Tyson received a prorated stock award of 121 unrestricted shares of our common stock and 424 restricted shares of our common stock pursuant to our director compensation policy, valued at the fair market value of our common stock of $16.48 on the award date of April 5, 2010, for a total value of $8,982. In addition, Dr. Tyson was awarded 672 unrestricted shares of our common stock and 2,352 restricted shares of our common stock pursuant to our annual director compensation policy, valued at the fair market value of our common stock of $14.88 on the award date of June 4, 2010, for a total value of $44,997.

(4)	Each of Ms. Su and Messrs. Blum, Feeny, Freeman, Kantor, Malek, Wilson and Wirta was granted an option to purchase 3,170 shares of our common stock pursuant to our annual director compensation policy, based on a per share fair value of $10.37 on the award date of June 2, 2010, for a total value of $32,873. Dr. Tyson received a prorated grant of an option to purchase 606 shares of our common stock pursuant to our director compensation policy, based on a per share fair value of $10.94 on the award date of April 5, 2010, for a total value of $6,630. In addition, Dr. Tyson was granted an option to purchase 3,360 shares of our common stock pursuant to our annual director compensation policy, based on a per share fair value of $9.76 on the award date of June 4, 2010, for a total value of $32,793.

(5)	At December 31, 2010, (i) Mr. Blum held an aggregate of 18,591 unexercised stock options, (ii) each of Messrs. Freeman and Malek held an aggregate of 27,438 unexercised stock options, (iii) Mr. Kantor held an aggregate of 69,009 unexercised stock options, (iv) Mr. Feeny held an aggregate of 13,293 unexercised stock options, (v) Ms. Su held an aggregate of 13,641 unexercised stock options, (vi) Dr. Tyson held an aggregate of 3,966 unexercised stock options, (vii) Mr. Wilson held an aggregate of 110,580 unexercised stock options, and (viii) Mr. Wirta held an aggregate of 12,646 unexercised stock options that he received as a non-employee director of our Board and The Wirta Family Trust, of which Mr. Wirta serves as a co-trustee, held an aggregate of 1,637,343 unexercised stock options (which were awarded in connection with his employment as our Chief Executive Officer from 1998 to 2005).

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

Our Board currently consists of 10 directors. The Board has determined that each of Ms. Su and Dr. Tyson and Messrs. Blum, Freeman, Feeny, Kantor, Malek, Wilson and Wirta is “independent,” as described in greater detail under the heading titled “Corporate Governance—Director Independence” below. All of our directors are elected at each annual meeting of stockholders and hold office until the next election. The Board has authority under our Amended and Restated By-laws, or By-laws, to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease its size between annual meetings of stockholders.

We have separated the roles of Chief Executive Officer and Chairperson of the Board since 2001 in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction and the day-to-day leadership and performance of the Company, while the Chairperson, who is independent of management, provides oversight and guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, operations and significant corporate and capital market transactions, as well as the risks associated with each. The Board determined in early 2010 that it would maintain direct oversight over the Company’s enterprise risk management process rather than delegating this function to a committee. The Company maintains an executive risk committee comprised of its Chief Risk Officer and several other key senior executives responsible for assessing, aggregating and managing the Company’s most significant risks. This committee reports to the Board on a regular basis, with a detailed presentation given in connection with the Board’s annual General Counsel’s report. Certain risks that are determined to be best managed directly by the Board versus management or are in areas specific to a particular Board committee are monitored and overseen at the Board committee level. For example, the Company’s Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Audit Committee oversees management of risks related to our financial reports and record-keeping and potential conflicts of interest. The Governance Committee manages risks associated with the independence of the Board of Directors and the composition of our Board and its committees. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee chair reports about such risks, which occur each time the full Board convenes for a regularly scheduled meeting.

Our Compensation Committee has conducted an analysis of risk as it relates to our compensation programs and the committee does not believe our compensation programs encourage excessive or inappropriate risk taking. We generally structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives and managers do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (performance award and equity) portions of compensation are designed to reward both short- and long-term corporate performance in a balanced manner. Our short-term performance awards are based on performance against individual strategic performance objectives and annual EBITDA targets (EBITDA refers to earnings before interest, taxes, depreciation and amortization). If we do not generate a substantial majority of budgeted EBITDA during a particular year, generally there are no payouts under the executive bonus program. For long-term performance, our stock option and restricted stock awards generally vest over four years and provide enhanced value if our stock price increases over time. In this way, our executives and managers are not encouraged to take risks for short-term gain at the expense of the long-term health of our business. We feel that these variable elements of compensation are a sufficient majority of overall compensation to motivate executives and managers to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high so that they are not encouraged to take unnecessary or excessive risks. Because EBITDA is the performance measure for determining incentive payments, we believe our executives and managers are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures such as revenue targets, which may incentivize management to drive sales levels without regard to cost structure. Our bonus programs for executives and managers have been structured around corporate and regional EBITDA results for many years and we have seen no evidence that it encourages unnecessary or excessive risk taking. We have stock ownership guidelines for both our officers and directors that we believe require ownership levels sufficient for our officers and directors to consider our long-term interests because a meaningful portion of their personal investment portfolio consists of CBRE stock. In addition, we prohibit all hedging transactions involving our stock so none of our executives or managers can insulate themselves from the effects of poor CBRE stock price performance.

As described in greater detail under the heading titled “Related-Party and Other Transactions Involving Our Officers and Directors,” pursuant to a securityholders’ agreement, our stockholders affiliated with Blum Capital Partners, L.P. are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. The Chairperson of the Board, who is a non-management director, presides over executive sessions of the Board.

BOARD MEETINGS

The Board held six regularly scheduled and special meetings during the past fiscal year to review significant developments, engage in strategic planning, and act on matters requiring Board approval. Each incumbent director attended an aggregate of at least 75 percent of the Board meetings and the meetings of committees on which he or she served, during the period that he or she served in 2010, except for Mr. Kantor whose attendance rate was 70% in 2010 due to an illness that prevented him from attending meetings at the beginning of the year. Mr. Kantor attended 100% of the Board and committee meetings after his recovery.

BOARD COMMITTEES

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2010

Acquisition	Brett White(1) Richard C. Blum Bradford M. Freeman Michael Kantor Laura D. Tyson Ray Wirta	• Review and recommend acquisition strategies to the full Board • May investigate acquisition candidates • Review and approve merger and acquisition transactions above the Chief Executive Officer’s authority and up to the dollar thresholds set by the Board • May review and make recommendations to the full Board on merger, acquisition and investment transactions that exceed the Acquisition Committee’s approval authority	1

Audit	Curtis F. Feeny(1) Frederic V. Malek Gary L. Wilson

•    Retain, compensate, oversee and terminate any independent registered public accounting firm in connection with the financial audit, and approve all audit and any permissible non-audit services provided by our independent auditors

•    Receive direct reports from our independent auditors

•    Review and discuss annual audited and quarterly unaudited financial statements with management and our independent auditors

•    Review with our independent auditor any audit matters and management’s response

•    Discuss earnings releases, financial information and earnings guidance provided to analysts and rating agencies

			8

•    Establish procedures to handle complaints regarding accounting, internal accounting controls or auditing matters

•    Obtain and review, at least annually, an independent auditors’ report describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or any inquiry by governmental authorities

•    Set hiring policies for employees or former employees of the independent auditors

•    Retain independent legal counsel and other outside advisors as it deems necessary to carry out its duties

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2010
• Our Board has determined that each member of our Audit Committee is “independent,” as defined under and required by federal securities laws and the rules of the New York Stock Exchange, or NYSE

Compensation	Frederic V. Malek(1) Bradford M. Freeman Jane J. Su

•    Review executive compensation policies, plans and programs

•    Review and approve compensation for our Chief Executive Officer and our other executive officers

•    Review and approve any employment contracts or similar arrangement between CBRE and any of our executive officers

•    Review the performance of our Chief Executive Officer and consult with our Chief Executive Officer concerning performance of individual executives and related matters

•    Administer our stock plans, incentive compensation plans and any such plans that the Board may from time to time adopt, and exercise all the powers, duties and responsibilities of the Board with respect to such plans

•    Our Board has determined that each member of our Compensation Committee is “independent,” as defined under and required by the rules of the NYSE

3

Corporate Governance and Nominating	Bradford M. Freeman(1) Richard C. Blum Curtis F. Feeny Michael Kantor	• Recommend to the Board proposed nominees for election to the Board by our stockholders, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board to fill vacancies that occur between stockholder meetings • Make recommendations to the Board regarding corporate governance matters and practices, including as to director compensation and directors and officers liability insurance	3

•    Review and consult with our chief executive officer concerning selection of officers and management succession planning

•    Oversee the succession planning process for the Chief Executive Officer position

•    Our Board has determined that each member of the Governance Committee is “independent,” as defined under and required by the rules of the NYSE

Executive	Richard C. Blum(1) Brett White Ray Wirta

•    Implements policy decisions of the Board

•    Acts on the Board’s behalf between Board meetings, including the approval of transactions that do not exceed dollar thresholds established by the full Board

0(2)

(1)	Committee Chairperson.

(2)	Our Executive Committee did not hold any formal meetings in 2010, but acted two times by unanimous written consent.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three directors, each of whom is independent under NYSE rules and applicable securities laws. The Board of Directors has determined that each member of the Audit Committee is financially literate as required under NYSE rules, and is an audit committee financial expert as described under “Corporate Governance—Audit Committee Financial Experts” on page 18. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is published in the Corporate Governance section of the Investor Relations page of our Web site at www.cbre.com.

The Audit Committee assists the Board in fulfilling its responsibilities to the stockholders with respect to our independent auditors, our corporate accounting and reporting practices, and the quality and integrity of our financial statements and reports. Since the effective date of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, the Audit Committee has become responsible for the appointment, compensation and oversight of the work of our independent auditors. In addition, the Audit Committee reviews all potential related-party transactions involving our directors and executive officers.

The Audit Committee discussed with our independent auditors the scope, extent and procedures for the fiscal 2010 audit. Following completion of the audit, the Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of our internal controls over financial reporting and the overall quality of our financial reporting.

Management is primarily responsible for our financial statements, reporting process and systems of internal controls. In ensuring that management fulfilled that responsibility, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Discussion topics included the quality and acceptability of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and an assessment of the work of the independent auditors.

The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed under generally accepted auditing standards pursuant to Statement on Auditing Standards No. 61 and Rule 2-07 of Regulation S-X. In addition, the Audit Committee received from the independent auditors written disclosures and a letter regarding their independence as required by applicable rules of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, discussed with the independent auditors their independence from us and our management, and considered the compatibility of non-audit services with the auditors’ independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board (and the Board subsequently approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

In addition, the Audit Committee selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. The Board concurred with the selection of KPMG LLP. The Board has recommended to the stockholders that they ratify and approve the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. The Audit Committee approved establishment of an ethics and compliance program in 2004 and receives periodic reports from the Chief Compliance Officer regarding that program.

Audit Committee

Curtis F. Feeny, Chair

Frederic V. Malek

Gary L. Wilson

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Audit Committee is not incorporated into any such filings.

CORPORATE GOVERNANCE

BOARD AND COMMITTEE GOVERNING DOCUMENTS

The Board has adopted a Standards of Business Conduct applicable to our directors, officers and employees, a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, Corporate Governance Guidelines, a Policy Regarding Transactions with Interested Parties, and an Equity Award Policy. In addition, the Acquisition Committee, Audit Committee, Compensation Committee, Governance Committee and Executive Committee have adopted charters, which, along with the aforementioned policies, are published in the Corporate Governance section of the Investor Relations page on our Web site at www.cbre.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at CB Richard Ellis Group, Inc., 200 Park Ave., 17th Floor, New York, New York 10166, or by email at investorrelations@cbre.com. In accordance with the Corporate Governance Guidelines, the Board and each of the Compensation Committee, Audit Committee and Governance Committee conducts an annual performance self-assessment with the purpose of increasing effectiveness of the Board and its committees. (The Company’s Web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on the Company’s Web site is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

Majority Voting Standard to Elect Directors. Our Board has adopted a policy to require majority voting for directors in uncontested director elections. Our Corporate Governance Guidelines require that directors tender their resignation upon failure to achieve a majority vote in an uncontested director election. The Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will then consider such resignation, taking into account the Governance Committee’s recommendation and announce publicly within 90 days its decision of whether to accept or reject the resignation.

Stock Ownership Guidelines. Our Board is committed to director and senior management stock ownership. The Compensation Committee has adopted Executive Officer Stock Ownership Guidelines that are applicable to all Section 16 officers, including the executive officers named in this Proxy Statement. Depending on their positions, our executive officers have target minimum common stock ownership levels of three to five times their annual base salaries. At any time the executive officer’s equity holdings do not satisfy these guidelines, depending on their position, they must retain 75% to 100% of the shares remaining after payment of taxes and exercise price upon exercise of stock options or upon the vesting of restricted stock. Shares counting toward achievement of the guideline include: shares owned outright (either directly or indirectly), vested restricted stock units, and allocated shares in other Company benefit plans. Unexercised outstanding stock options (whether or not vested) and unvested/unearned restricted and performance shares do not count toward the guideline. The Compensation Committee maintains the discretion to modify these guidelines, but did not do so in 2010.

The Board also has adopted Stock Ownership Guidelines for Outside Directors. Each non-employee director has a target minimum common stock ownership level of five times the value of the annual restricted and unrestricted stock grants made by the Company to these outside directors pursuant to its then current director compensation plan. At any time these guidelines are not satisfied, the director must retain the shares remaining after payment of taxes and exercise price upon exercise of stock options or upon the vesting of restricted stock. Shares counting toward achievement of the guideline include: shares owned outright by the director (either directly or beneficially, e.g., through a family trust) and vested restricted stock or restricted stock units. Shares that do not count toward achievement of the guideline include: (a) shares held by mutual or hedge funds in which the outside director is a general partner, limited partner or investor; (b) unexercised outstanding stock options (whether or not vested); (c) unvested/unearned restricted stock or restricted stock units; and (d) shares transferred to an outside director’s employer pursuant to such firm’s policies.

Director Resignation Policy. Our Corporate Governance Guidelines require that directors tender their resignation upon a change of employment. The Governance Committee would then consider whether such change in employment has any bearing on the director’s ability to serve, the Board’s goals regarding Board composition, and any other factors considered appropriate and relevant. The Board would then determine whether to accept or reject such resignation.

Management Succession. The Board periodically reviews management succession and development plans with the CEO. These plans include CEO succession in the event of an emergency or retirement, as well as the succession of other employees critical to our continued operations and success.

Policy Regarding Transactions with Interested Parties. Our Board has adopted a written related party transactions and corporate opportunities policy. See “Review and Approval of Transactions with Interested Persons” on page 52.

For information related to the independence of Board members see “Director Independence” on page 17.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2010, the members of our Compensation Committee were Frederic V. Malek, Bradford M. Freeman and Jane J. Su. None of Messrs. Malek and Freeman or Ms. Su has ever been an officer or employee of our Company or any of our subsidiaries. During 2010, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the Chairperson of the Board (who acts as the lead independent director), the entire Board or any of its members at CB Richard Ellis Group, Inc., c/o Laurence H. Midler, General Counsel and Secretary, 11150 Santa Monica Blvd., Suite 1600, Los Angeles, California 90025. Stockholders and other interested parties also may e-mail the Chairperson, the entire Board or any of its members c/o larry.midler@cbre.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

The General Counsel will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to the Chairperson, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairperson or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairperson or any other director and will not be retained.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairperson and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence shall be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. If our General Counsel determines that providing a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or his designee) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is published in the Corporate Governance section of the Investor Relations page of our Web site at www.cbre.com.

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate’s experiences, skills, and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent and analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act, as defined by the rules of the SEC.

All potential candidates are interviewed by our Chief Executive Officer, our Board Chairperson and Governance Committee Chairperson, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. See “Corporate Governance—Submission of Stockholder Proposals and Board Nominees” on page 19 for more information.

Stockholders affiliated with Blum Capital Partners are entitled to nominate directors as set forth under “Related-Party and Other Transactions Involving Our Officers and Directors” on page 52.

DIRECTOR INDEPENDENCE

Pursuant to our Corporate Governance Guidelines and the listing rules of the NYSE, the Board must consist of at least a majority of independent directors. As of March 31, 2011, 90% of our Board is independent. In addition, all members of the Audit Committee, Compensation Committee and Governance Committee must be independent directors as defined by the Corporate Governance Guidelines and the listing rules of the NYSE. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which generally provides that they may not (1) accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries, other than their compensation as directors or members of the Audit or any other committees of the Board, or (2) be an affiliated person of ours.

We adopted the following categorical standards for director independence in compliance with the NYSE corporate governance listing standards: No director qualifies as “independent” unless the Board affirmatively determines each year that the director has no material relationship with us or any of our subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). We and our subsidiaries must identify which directors are independent and disclose the basis for that determination.

1.	The following relationships shall be deemed immaterial in determining director independence:

•

The director, or a company of which the director serves as an officer, director, employee or consultant, receives products or services (e.g., brokerage or property management services) from us or our affiliates or subsidiaries in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties, subject to the dollar limitations described elsewhere in these categorical standards for director independence.

•

A relationship arising solely from a director’s status as an officer, employee or owner of two percent or more of the equity of a company to which we are indebted at the end of our preceding fiscal year, so long as the aggregate amount of the indebtedness of us to such company is not in excess of two percent of our total consolidated assets at the end of our preceding fiscal year.

2.	However, a director is not independent if:

•

The director is, or has been within the last three years, our employee or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of ours or any of our subsidiaries.

•

The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us, or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

The director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who personally works on our, or any of our subsidiaries, audit within that time; or the director or an immediate family member was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on our, or any of our subsidiaries, audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers, or any present executive officers of any of our subsidiaries, at the same time serves or served on that company’s compensation committee.

•

The director or an immediate family member is, or during the last three years was, an officer or senior employee of a company on whose board of directors any of our present executive officers, or any present executive officers of any of our subsidiaries, at the same time serves or served.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company or firm that has made payments to, or received payments from, us or any of our subsidiaries for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•

The director or an immediate family member is affiliated with or employed by a tax-exempt entity that received significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $1 million in a single fiscal year, whichever amount is greater) from us, any of our affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period, unless the contribution was approved in advance by the Board.

As a result of the Board’s independence review, which included consideration of the investments and agreements described under “Related-Party and Other Transactions Involving Our Officers and Directors”, the Board affirmatively determined that all of our non-employee directors nominated for election at the Annual Meeting are independent of us and our management under the standards set forth in the Corporate Governance Guidelines.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Messrs. Feeny, Malek and Wilson qualify as “audit committee financial experts,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Messrs. Feeny, Malek and Wilson were each determined by our Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including based on their prior experience: Mr. Malek actively supervised chief financial officers as a former president of Northwest Airlines, Inc. and Marriott International, Inc., and Mr. Wilson previously served as chief financial officer at Northwest Airlines, Inc. and The Walt Disney Company.

Our Board determined that Mr. Feeny acquired the required attributes for such designation as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Mr. Feeny received a B.S. degree in mechanical engineering from Texas A&M University and an M.B.A. from Harvard Business School.

•	Mr. Feeny has been a managing director at Voyager Capital, a venture capital firm, since 2000 and has served on numerous company boards of directors.

•

Mr. Feeny served on the Trammell Crow Company Audit Committee prior to our acquisition of that company in 2006, and chaired the Finance and Audit Committee of the Presidio Trust (a 6-million square foot asset based public/private partnership with the U.S. government).

•

Mr. Feeny served on the board of directors of Stanford Federal Credit Union where he reviewed financial reports and accounting statements for this financial institution. He also served on the Investment Committee of the Children’s Health Council, where he helped oversee the endowment and returns.

•

Mr. Feeny was the Executive Vice President of the Stanford Management Company, which oversaw Stanford University’s endowment, from 1992 to 1999, during which time assets under management grew from $1.5 billion to $9.0 billion.

•	Mr. Feeny was previously a managing partner for Trammell Crow Company in Seattle, with $700 million of assets under management.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

KPMG LLP’s fees for the fiscal years ended December 31, 2010 and 2009 were as follows (in millions):

	Fiscal 2010	Fiscal 2009
Audit Fees	$5.9	$6.0
Audit-Related Fees	1.1	0.8
Tax Fees	1.0	0.6
All Other Fees	—	—

Total Fees	$8.0	$7.4

A description of the types of services provided in each category is as follows:

Audit Fees—Includes audit of our annual financial statements, review of our quarterly reports on Form 10-Q, statutory audits, and consents and assistance with and review of registration statements filed with the SEC. In addition, audit fees include those fees related to KPMG LLP’s audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees—Includes audits of our employee benefit plans, financial due diligence in connection with acquisitions, and accounting consultations related to generally accepted accounting principles, or GAAP, and the application of GAAP to proposed transactions.

Tax Fees—Includes tax compliance at international locations, domestic and international tax advice and planning and assistance with tax audits and appeals.

None of the services described above were approved by the Audit Committee pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board strongly encourages all directors to make attendance at all annual meetings of stockholders a priority. At the 2010 Annual Meeting on June 2, 2010, seven of our directors attended in person.

SUBMISSION OF STOCKHOLDER PROPOSALS AND BOARD NOMINEES

If you would like to recommend a candidate for possible inclusion in our 2012 proxy statement or bring business before our annual meeting of stockholders in 2012, you must send notice to Laurence H. Midler, Secretary, CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, California 90025, by registered, certified, or express mail and provide the required information as described below.

Stockholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals in accordance with that rule so that they are received by the Secretary at the Company’s executive offices no later than the close of business on December 5, 2011. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In addition, our By-laws provide that a stockholder may bring business before our annual meeting if it is appropriate for consideration at an annual meeting and is presented properly for consideration. If a stockholder wishes to bring business to a meeting for consideration under the By-laws rather than under SEC Rule 14a-8, the stockholder must give the Secretary written notice of the stockholder’s intent to do so and provide the information required by the provision of our By-laws dealing with stockholder proposals. In addition, any stockholder is entitled to nominate one or more persons for election as directors. The notice of your proposal or director nomination must be delivered to or mailed and received at our principal executive office no later than March 4, 2012 and no earlier than February 2, 2012, unless our 2012 annual meeting of stockholders is to be held more than 30 days before or more than 70 days after May 11, 2012, in which case the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2012 annual meeting and not later than the close of business on the later of the 90th day prior to the 2012 annual meeting or the 10th day after the notice or public disclosure of the date of the 2012 annual meeting is first made or given. The requirements for such notice are set forth in our By-laws, which are posted on the Corporate Governance section of the Investor Relations page on our Web site at www.cbre.com. Any nomination must include the following information:

•	The candidate’s name and business address;

•

A resume or curriculum vitae describing the candidate’s qualifications (including prior business experience for at least the past five years), and that clearly indicates that he or she has the experiences, skills, and qualifications that the Governance Committee looks for in a director as indicated above and in the Governance Committee’s Charter;

•

A statement as to whether or not, during the past 10 years, the candidate has been convicted in a criminal proceeding (excluding traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past five years;

•	A statement signed by the candidate stating that he or she consents to serve on the Board if elected;

•

A statement from the person submitting the candidate that he or she is the registered holder of common shares, or if the stockholder is not the registered holder, a written statement from the “record holder” of the common shares (usually a broker or bank) verifying that, at the time the stockholder submitted the candidate, he or she was a beneficial owner of common shares;

•

A description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares between the stockholder giving notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others; and

•

A description of any agreement, arrangement or understanding the intent or effect of which is to transfer to or from the stockholder giving notice or the “record holder”, the economic consequences of ownership of the shares of the Company or to increase or decrease the voting power of such holder or to provide any such holder, directly or indirectly, with the opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the Company.

All candidates nominated by a stockholder pursuant to the requirements above will be submitted to the Governance Committee for its review, which may include an analysis of the candidate from our management. Any stockholder making a nomination in accordance with this process will be notified of the Governance Committee’s decision.

COMPANY PROPOSALS

PROPOSAL NO. 1

NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will elect 10 directors to serve until our annual meeting of stockholders in 2012 or until their respective successors are elected and qualified. The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of CBRE and each of the nominees has consented, if elected as a director to our Board, to serve until his or her term expires.

Your proxy holder will vote your common stock for the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board.

Name	Position
Richard C. Blum	Chairperson; Executive Committee Chairperson; Governance Committee and Acquisition Committee member
Curtis F. Feeny	Director; Audit Committee Chairperson; Governance Committee member
Bradford M. Freeman	Director; Governance Committee Chairperson; Acquisition Committee and Compensation Committee member
Michael Kantor	Director; Acquisition Committee and Governance Committee member
Frederic V. Malek	Director; Compensation Committee Chairperson; Audit Committee member
Jane J. Su	Director; Compensation Committee member
Laura D. Tyson	Director; Acquisition Committee member
Brett White	Director, Chief Executive Officer; Acquisition Committee Chairperson; Executive Committee member
Gary L. Wilson	Director; Audit Committee member
Ray Wirta	Director; Acquisition Committee and Executive Committee member

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE

10 NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2011. During 2010, KPMG LLP served as our independent accountants and reported on our consolidated financial statements for that year.

We expect that representatives of KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of KPMG LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If KPMG LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate KPMG LLP’s engagement as our independent accountant without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for the Company and its stockholders. This proposal provides our stockholders with the opportunity to cast an advisory vote on our executive compensation.

Our executive compensation program is based on a pay-for-performance philosophy. Our executive officers are compensated in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. The recent recession showed this program performed as intended—low or no variable compensation was paid in years of poor economic performance for the Company and higher variable compensation was paid in 2010 as the Company’s performance improved significantly.

We urge you to carefully read the “Executive Compensation—Compensation Discussion and Analysis,” or CD&A, section of this Proxy Statement beginning on page 27 for additional details on our executive compensation, including our compensation philosophy and objectives and the 2010 compensation of the named executive officers, as well as the compensation-related tables and narrative beginning on page 41. The following highlights key aspects of compensation to our named executive officers in fiscal year 2010:

•	Our program emphasizes variable pay that ensures executive compensation is aligned with performance.

•	A significant portion of our named executive officers’ total target compensation every year is variable.

•	Annual performance award amounts are tied to achievement of internal performance targets to ensure that executive compensation is aligned with our performance.

•

During the economic downturn, which began in 2008 and continued into early 2010, our named executive officers, along with many other employees, made significant personal sacrifices, such as base salary reductions and target bonus reductions, in order to help us reduce expenses. Based on our performance in 2010, which significantly exceeded our original plan, we were able to restore most of the cuts to cash compensation.

•	Base salaries in fiscal year 2010 were restored to pre-recession levels as of June 27, 2010 and these levels were generally targeted at the market median.

•	Annual performance award targets were effectively restored in 2010 to 95% of normal levels, after no such awards were paid in 2008 and 2009 payments were based on targets set at 50% of normal levels.

•

The Company delivered outstanding results in 2010. GAAP earnings per diluted share grew 425%, greatly exceeding internal targets. The Company outperformed its internal 2010 EBITDA targets globally and for each region. As a result, actual performance awards earned were well above target levels.

•

Long-term incentives are provided in the form of restricted stock awards which align the interests of management with those of stockholders; focus management on long-term, sustainable shareholder value creation; and encourage the retention of key talent. For 2010, we granted Mr. White a special CEO retention award described under “Executive Compensation—Compensation Discussion and Analysis—CEO Retention Award” on page 35. No other named executive officers received long-term incentive grants in 2010.

•	We maintain compensation policies that we believe are aligned with best practices from a corporate governance perspective:

•	The Compensation Committee conducted a risk assessment of our compensation programs and concluded they do not create risks that are likely to have a material adverse effect on the Company.

•	We have stock ownership guidelines for executives and directors that require them to have meaningful ownership interests in the Company to align their interests with those of our stockholders.

•

No executive officer is party to an employment agreement with the Company providing for change of control, severance benefits or perquisites, except for Mr. White’s special CEO retention award described under “Executive Compensation—Compensation Discussion and Analysis—CEO Retention Award” on page 35.

•

We prohibit our directors, executive officers and other designated insiders from trading in CBRE securities outside quarterly trading windows, and we prohibit all hedging transactions involving our stock.

Based on the above, we propose that stockholders approve the compensation of our named executive officers as described in this Proxy Statement by adopting the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON

EXECUTIVE COMPENSATION

This Proposal No. 4 provides our stockholders the opportunity to cast an advisory vote on how often we should include an advisory vote on executive compensation at future annual stockholder meetings (a “say-on-pay vote”). Under this proposal, stockholders may vote to conduct the say-on-pay vote every year, every two years or every three years, or they may abstain. We believe that a say-on-pay vote should be conducted every three years.

Our executive compensation program is designed such that executives are not encouraged to take risks for short-term gain at the expense of the long-term health of our business. A triennial vote will allow stockholders to better assess the effectiveness of our executive compensation program in relation to our performance over a reasonable performance period. In addition, because of the timing required to implement and measure the effectiveness of any changes to our compensation practices, a triennial vote is the appropriate frequency to provide the Compensation Committee sufficient time to thoroughly consider stockholder input and to implement any changes the Compensation Committee deems appropriate. Finally, because compensation targets are set at the beginning of the year, and the advisory vote on executive compensation would not occur until close to mid-year, no appreciable difference would appear in the subsequent proxy statement compensation tables for the year in which the vote is held.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS SELECT “THREE YEARS” ON PROPOSAL NO. 4.

OTHER MATTERS

We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, the proxy holders will vote the common stock as to which they hold proxies at their discretion.

EXECUTIVE OFFICERS

In addition to Mr. White, described on page 4 under “Information About the Board,” our executive officers as of March 31, 2011 were as follows:

Name	Age	Position
Robert Blain	55	President—Asia Pacific
Gil Borok	43	Executive Vice President and Chief Financial Officer
Calvin W. Frese, Jr.	54	Group President—Global Services
Arlin E. Gaffner	54	Chief Accounting Officer
Michael J. Lafitte	50	President—Americas
Laurence H. Midler	46	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Michael J. Strong	63	President—Europe, Middle East and Africa
Robert E. Sulentic	54	President

Robert Blain. Mr. Blain has been our President—Asia Pacific since February 2002. Prior to such time, he was employed by Colliers International Property Consultants, Inc., and served as a Regional Investment Director from 1995 to 1998, its Australia Director from 1999 to 2000 and as its Chief Executive—New South Wales from 2000 to February 2002. Mr. Blain holds a diploma in Land Economy from the Real Estate Institute of New South Wales, and is a Fellow of the Royal Institute of Chartered Surveyors, UK and a Fellow of the Australian Property Institute.

Gil Borok. Mr. Borok has been our Chief Financial Officer since March 2010 and Executive Vice President since October 2002. He previously served as our Chief Financial Officer—Americas from March 2009 and our Chief Accounting Officer from January 2007 until March 2010. He also served as our Interim Chief Financial Officer from December 2008 to March 2009 and our Global Controller from October 2002 to January 2007. Prior to that, he was Corporate Controller of Dole Food Company, Inc. from August 1999 to October 2002. Mr. Borok is a certified public accountant in the State of California, and holds a B.A. from the University of Pittsburgh and an M.B.A. from the Anderson School at the University of California—Los Angeles.

Calvin W. Frese, Jr. Mr. Frese has been our Group President—Global Services since December 2010. He previously served as our President—Global Services from March 2010 to December 2010, Global Chief Operating Officer from January 2009 to March 2010 and as President of our Americas business from January 2005 until August 2009. Prior to this, Mr. Frese served as our Chief Operating Officer of the Americas beginning in 2001, and prior to that as our Executive Managing Director of the Central Region from 1998 to 2001. From 1989 to 1998, Mr. Frese was General Partner and Chief Operating Officer of Whittier Partners, a New England-based full-service real estate company and joint venture partner of CB Richard Ellis. He holds a B.A. from Trinity College and an M.S. in Accounting from the New York University, Leonard N. Stern School of Business.

Arlin E. Gaffner. Mr. Gaffner has been our Chief Accounting Officer since March 2010. Mr. Gaffner has served as Chief Financial Officer of Trammell Crow Company, which operates our Development Services business, since our acquisition of Trammell Crow Company in December 2006. Prior to that, he was the Chief Accounting Officer of Trammell Crow Company from January 2002 until December 2006. Mr. Gaffner is a certified public accountant and holds a B.S. from Oral Roberts University.

Michael J. Lafitte. Mr. Lafitte has been the President of our Americas business since August 2009. He previously served as President of our Institutional & Corporate Services business beginning in December 2006. He served as President, Global Services of Trammell Crow Company from June 2003 until December 2006 and prior to that served as Trammell Crow Company’s Chief Operating Officer, Global Services beginning in September 2002. Mr. Lafitte holds a B.B.A. from the University of Texas and an M.B.A. from Southern Methodist University.

Laurence H. Midler. Mr. Midler has been our Executive Vice President and General Counsel since April 2004. He also serves as our Secretary and Chief Compliance Officer. Prior to joining us, Mr. Midler served as Executive Vice President, General Counsel and Secretary to Micro Warehouse, Inc., from July 2001 until the acquisition of its North American businesses in September 2003. Following the acquisition until March 2004, Mr. Midler served as sole director, President and Chief Executive Officer to manage the process of selling the company’s European operations and winding up the company’s affairs. He served as Vice President and Assistant General Counsel of Micro Warehouse, Inc. from September 1998 until July 2001. Mr. Midler began his legal career as an associate at Latham & Watkins, a global law firm, in 1990. He holds a B.A. from the University of Virginia and a J.D. degree from The New York University School of Law.

Michael J. Strong. Mr. Strong has been our President—Europe, Middle East and Africa (EMEA) since July 2005. He served as Chairman of Insignia Richard Ellis in Europe from 2000, and continued to perform this role until being appointed President—EMEA in 2005. Formerly Mr. Strong was a Partner of Richard Ellis prior to its acquisition by us in 1998. He was appointed a Fellow of the Royal Institution of Chartered Surveyors in October 1986.

Robert E. Sulentic. Mr. Sulentic has been our President since March 2010, and the President of our Development Services business since December 2006. He previously served as our Chief Financial Officer from March 2009 and our Group President from July 2009, each until March 2010. Mr. Sulentic was a member of our Board and Group President of Development Services, Asia Pacific and Europe, Middle East and Africa from December 2006 through March 2009. Mr. Sulentic was a director of Trammell Crow Company from December 1997 through December 2006, and served as its Chairman of the Board from May 2002 through December 2006. He was President and Chief Executive Officer of Trammell Crow Company from October 2000 through December 2006 and prior to that served as its Executive Vice President and Chief Financial Officer from September 1998 to October 2000. Mr. Sulentic is also a member of the board of directors of Staples, Inc. Mr. Sulentic holds a B.A. from Iowa State University and an M.B.A. from Harvard Business School.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives, strategy and features of our executive compensation program, and it describes how the compensation of our leaders aligns with our corporate objectives and stockholder interests. Although our executive compensation program is generally applicable to each of our senior officers, this discussion and analysis focuses primarily on the program as applied to our Chief Executive Officer, Chief Financial Officer and the other officers included in the “Summary Compensation Table,” or the “named executive officers”.

Executive Summary

Fiscal 2010 proved a strong recovery year for us. Net income on a U.S. GAAP basis jumped 501% to $200.3 million, or $0.63 per diluted share, for 2010, compared with $33.3 million, or $0.12 per diluted share, for 2009. EBITDA for 2010 rose 74% to $647.5 million1, and revenue for 2010 increased 23% to $5.1 billion. The increase in our profitability in 2010 resulted in an increase in compensation to our executive officers compared to the prior two years during the recent economic downturn. Base salaries were restored to pre-recession levels as of June 27, 2010. As discussed more fully below, performance bonuses, which make up a large portion of our executive officers’ cash compensation, significantly increased in 2010 compared to 2009 when bonus targets were reduced (as discussed more fully below), and from 2008 when no performance bonuses were paid. The value of equity compensation granted to our executive officers prior to 2010 also increased significantly as our share price improved.

[1]	EBITDA includes the add back to net income of depreciation and amortization of $109.0 million, net interest expense and financing costs of $202.4 million, and $135.7 million for the provision of income taxes.

Our 2010 Compensation Program

Our compensation program objectives and what our program is designed to achieve

The primary objectives set by our Compensation Committee through our executive compensation program are to attract and retain accomplished and high-potential executives and to motivate those executives to achieve short- and long-term goals in order to create sustainable improvements in stockholder value. Our compensation programs are designed to link pay to performance. The current market conditions make it particularly important that we retain the senior executive officers who are responsible for preserving our franchise, leading the Company in a rapidly changing economic environment and positioning us for growth as the market rebounds.

Consistent with those objectives, our executive compensation program includes both annual performance awards and stock-based compensation designed to:

1.	Link pay to performance by providing fair compensation to executives based on their performance and contributions, but placing a significant portion of each executive officer’s compensation “at risk”, with incentive programs that may result in no payout, or significantly reduced payout, when the Company’s performance or the officer’s individual performance does not meet pre-established goals. For example, due to the Company’s significantly diminished financial performance during the recent economic downturn, our executive officers received no annual performance incentives for 2008 and significantly diminished annual performance incentives for 2009;

2.	Provide incentives to attract and retain the leadership talent required to successfully execute our business strategy;

3.	Link the interests of executives to those of our stockholders by instilling a long-term commitment and developing pride and a sense of ownership in the Company;

4.	Be transparent and reflect best practices in corporate governance; and

5.	Be cost-effective and tax-efficient.

We believe that compensation plays a vital role in supporting short- and long-term business objectives that ultimately drive long-term business success. Our compensation programs are designed to focus our executives on our critical goals that translate into long-term stockholder value (i.e., we reward our executives for annual and long-term business performance, based on both global and regional financial performance and progress against strategic performance measures). At the beginning of each year, our Board reviews our overall corporate mission, strategy and objectives and approves our annual operating plan. Our Compensation Committee then uses them to establish annual and long-term performance goals for our executive officers. At year-end, results and progress achieved at the corporate, business unit and individual levels are measured relative to these goals.

In establishing our executive officer compensation structure and program, our Compensation Committee also considers:

•	Industry conditions;

•	Corporate performance relative to a selected peer group;

•	Current market data among comparable companies;

•	Current and evolving practices and trends among comparable companies;

•	Overall effectiveness of the program in achieving, measuring and rewarding desired performance levels; and

•	Advice to the Compensation Committee from its independent compensation advisors.

We seek to offer total compensation competitive with the market in which we compete for executive talent. For some positions this market is broader than the commercial real estate services industry in which we operate. Accordingly, our Compensation Committee periodically reviews peer group compensation data, general industry compensation survey data and recommendations from the committee’s independent compensation consultant to get a general sense of whether our executive compensation is reasonable and competitive. We examine target compensation levels against business services sector peers and a broad group of non-manufacturing companies, including our most comparable public company competitors. This peer group changes from time to time and currently consists of the following companies:

AECOM Technology Corporation	Jones Lang LaSalle Inc.
Aon Corporation	Kelly Services, Inc.
EMCOR Group, Inc.	Robert Half International Inc.
Fidelity National Financial, Inc.	The Shaw Group Inc.
First American Financial Corporation	Unisys Corporation
Fiserv, Inc.	URS Corporation
Foster Wheeler AG	Willis Group Holdings Public Limited Company
The Interpublic Group of Companies, Inc.	XL Group plc

The identified peer group includes business services companies outside our industry, with stature, size and complexity that approximate our own, in recognition of the fact that competition for senior management talent is not limited to our industry. The Compensation Committee generally seeks to align executive officer compensation opportunities with the relevant peer group data as follows:

Base salaries	–	50th percentile
Target total cash compensation	–	75th percentile
Long-term equity compensation	–	50th percentile

However, our Compensation Committee recognizes that relevant comparative data is not always available for every position, and is just one factor to be considered when establishing target compensation levels. For example, we compare compensation data for our Chief Executive Officer, President and Chief Financial Officer positions against data for comparable positions in the peer group. Comparable data for our Group President—Global Services and our regional Presidents are not broadly available from this peer group. Therefore, the targets established and actual compensation awarded by the committee each year may vary above or below the peer data percentile guidelines based on other subjective factors, including an assessment of corporate and business unit financial performance, individual past performance, responsibilities, experience level, ability, succession planning, expected future performance, retention risk, prior compensation levels, and the internal parity between executives with similar seniority. Our Chief Executive Officer’s base salary and annual incentive targets, for example, are above those of the next highest paid Company executive. This is partly a function of competitive market data, which indicates that chief executive officers are paid significantly higher than other executives. It also reflects the Compensation Committee’s view that our Chief Executive Officer bears ultimate responsibility for the Company’s global results and our overall success.

Elements of our compensation program

The compensation program for our executive officers is primarily comprised of three major elements:

•	Base salary;

•	Short-term, or annual, performance awards; and

•	Long-term equity incentives.

A significant percentage of our executive officers’ target compensation package is variable compensation falling within the latter two categories. The Compensation Committee administers the Company’s Executive Incentive Plan, or EIP, determines annual performance award targets for our executives and sets the terms of our long-term equity incentives. It does so based on advice it receives from its outside independent consultant and the committee’s consideration of other subjective factors, including an assessment of business unit financial performance, individual performance, an individual’s expected future contributions to the Company’s business and retention risk. Actual payouts under these bonus plans may be higher or lower than the targets established early in the year depending on performance against the financial and subjective factors discussed below.

Actual total compensation levels will vary from year to year based on performance against established goals and changes in stockholder value. Our pay practices support our efforts to attract, motivate, incentivize and retain exceptional individuals with demonstrated leadership and other capabilities required to execute innovative business initiatives while concurrently meeting aggressive long-term business objectives. Such pay practices are differentiated based on individual performance, leadership and potential, as well as overall enterprise and business unit results. They are assessed in the context of a methodical performance management process.

Base salary: We provide competitive base salaries that allow us to attract and retain a high performing leadership team at a reasonable level of fixed costs. Base pay levels generally are set with reference to the market median, where such data is available, although exceptions can exist both above and below median to reflect a variety of factors such as skills and experience, the importance of the position to us, the difficulty of replacement and affordability. Base salaries are generally reviewed annually during the first quarter of the year, and at other times if an executive officer’s responsibilities have materially changed or other special circumstances warrant a review. As described in our previous SEC filings (including our proxy statement filed April 19, 2010 for the 2010 annual meeting), base salaries were reduced in 2009 for our executive officers and many of our employees in connection with the economic downturn. As a result of the improving economy and the Company’s strong performance, base salaries generally were restored to pre-recession levels on June 27, 2010.

Annual performance awards: In 2010, our Compensation Committee granted annual performance awards to our executive officers under the EIP and our Executive Bonus Plan, or EBP. These plans were designed to motivate and reward executives by aligning pay with annual performance, as measured by a combination of challenging financial and strategic performance measures. The EIP is a bonus plan that permits executives to earn performance awards up to a cap based on a percentage of our EBITDA for the relevant performance period. The EIP has been approved by our stockholders, and all bonus compensation paid under the EIP may be deemed “performance-based” and therefore is intended to be fully tax-deductible under Section 162(m) of the Internal Revenue Code, or IRC. The Compensation Committee uses the EBP to set specific targets for and make awards to our executive officers within the overall maximum thresholds of the EIP. Although award amounts are typically made within the terms of the EBP, which has a lower maximum threshold than the EIP, the Compensation Committee may exercise its discretion in any year to award additional amounts, up to the maximum amounts permitted under the EIP, or even outside the EIP as a non-plan discretionary bonus.

We use EBITDA as the primary financial measure when establishing performance targets under the EBP to effectively tie compensation to our operating results. We believe sustained EBITDA growth over time significantly correlates to value creation for our stockholders. EBITDA is measured against plan at the corporate level for the CEO and other global corporate executives, and at the regional and corporate level for other executives, to appropriately tie an individual’s compensation to performance in the areas where he or she has a direct impact. The following table illustrates the weightings for financial and strategic measures for each EBP participant:

	Financial Measures	Strategic Measures
	80%	20%
CEO	Corporate EBITDA
President Group President—Global Services		tailored to each executive position

Global Region President	Corporate & Business Unit EBITDA

	60%	40%
Staff Executives (Finance, Legal)	Corporate EBITDA	tailored to each executive position

Target financial performance under the EBP corresponds to our internal financial plan, which, in our opinion represents aggressive goal-setting. For our executives to be eligible to receive an incentive bonus based on the Company’s financial performance in 2010, as measured by EBITDA, the Company’s performance had to exceed 70% of the applicable target goal. Under the 2010 EBP, for each percent over (or under) target, the amount of the award increased (or decreased) by 3.33%, with EBITDA performance at 70% or less of target implying a “zero percent” payout and EBITDA performance at 133% or more of target implying a 200% payout. The 2010 EBP limited maximum payouts under this measure to 200% of an executive’s target. The 2010 EBITDA targets for the CEO and our named executive officers were as follows:

	EBITDA Target	Relevant Business Measure

Brett White Robert E. Sulentic Gil Borok Calvin W. Frese, Jr.	$511.6 million	Corporate (100%)

Michael J. Lafitte	$347.8 million $511.6 million	Americas (50%) Corporate (50%)

Michael J. Strong	$ 93.8 million $511.6 million	EMEA (50%) Corporate (50%)

Twenty percent of the annual performance awards are based on performance against strategic measures assigned by the Compensation Committee for each executive officer, except for staff executives such as Mr. Borok whose strategic measures are weighted 40%. The strategic measures are generally more qualitative in nature. The strategic measures for our executive officers that were set in early 2010 under the EBP were as follows:

•

Mr. White: Succession planning for senior management; continued positive leadership and morale building; completion of in-depth strategy review with the Board; cost containment; progress with respect to diversity of the Company’s workforce; and pursuit of M&A opportunities.

•	Mr. Sulentic: Implement Company priorities; succession planning for senior management; progress with respect to diversity of the Company’s workforce; and pursuit of M&A opportunities.

•

Mr. Borok: Continue to build a best-in-class finance organization; ensure timely and accurate financial reporting; contribute to successful chief accounting officer transition; oversight of operating businesses’ CFOs; and support the strategic efforts led by the chief investment officer.

•

Mr. Frese: Advance Asset Services and Global Corporate Services strategies; operational management in areas of information technology, human resources and facilities; synergies between services business and commercial real estate management businesses; succession planning for senior positions; progress with respect to diversity of the Company’s workforce; and pursuit of M&A opportunities.

•

Mr. Lafitte: Achieve the 2010 financial plan for Americas; implement Company priorities; develop a new 5-year plan for Americas; succession plans for senior positions; progress with respect to diversity of the Company’s workforce; and retain, recruit and equip our employees.

•

Mr. Strong: Achieve the 2010 financial plan for EMEA; develop a new 5-year strategic plan for EMEA; support development of the global strategic business lines; support the pursuit of key clients; drive EMEA client development, as well as marketing, communication and public relations programs development; development of targeted markets; and succession plans for senior positions.

These strategic measures reflect the Compensation Committee’s desire to include an incentive component that is more qualitative in nature as compared to the objective financial performance measure used for the largest part of the annual performance award. The committee believes that these qualitative measures enable it to influence management’s performance against strategies that are not necessarily tied to near-term financial measures. These strategies impact the quality of earnings and positioning of our business for the future as well as the mitigation of risks. In weighting the strategic measure component of the annual performance awards, the Compensation Committee selected 20% for direct line executive officers (e.g., CEO, President and most senior executive responsible for a material line of business or geography) as a level at which, if the executive fails to significantly achieve his strategic measures, it will have a meaningful impact on his or her performance award. However, the 20% weighting for strategic performance is small enough such that financial performance achievements (weighted 80% for these executives) are appropriately emphasized as the primary objective for direct line executive officers. For staff executive officers, such as the Chief Financial Officer, the Compensation Committee selected a larger percent weighting for strategic measures than line executives (40%) but in any event less than a majority of the bonus amount. The Compensation Committee believes that a larger weighting on the strategic components is appropriate for these staff officers who have responsibility for operations and policies that are less quantitative in nature, but are still important contributors to sustaining our earnings performance over time. The committee believes that all officers, both line and staff, should have at least a majority of their annual bonuses determined by financial performance.

The strategic measures component of our annual performance awards reflect general areas that the Compensation Committee has prioritized for our executive officers in the coming year. Unlike the financial performance measures, the strategic measures generally do not lend themselves well to objective measurement, but require subjective assessment. In evaluating the performance of executive officers with respect to their strategic measures, the Compensation Committee subjectively reviewed the extent to which each executive was successful on the various components, the relative importance of each component, and any special factors that could have affected performance. The Compensation Committee then made a subjective assessment in assigning a numerical score or percentage to these components, which was used to determine an overall percentage.

In 2010, the Compensation Committee assigned a numerical score based on the following:

Rating	Performance Assessment	Payout (% of target)
1	Far Below Expectations	0-50%
2	Partially Met Expectations	75%
3	Met Expectations	100%
4	Somewhat Exceeded Expectations	125%
5	Far Exceeded Expectations	150%

With respect to the CEO, the Compensation Committee determined this percentage directly. With respect to other executive officers, the Compensation Committee reviewed the determination of those officers’ managers and then made the final decision as to the percentage assigned. Based on this determination of performance:

•	The Compensation Committee determined that Mr. White should earn a payout of 125% of target with respect to the strategic component of his bonus;

•	Mr. White recommended that Mr. Sulentic earn a payout of 125% of target and Mr. Borok earn a payout of 121% of target with respect to the respective strategic components of their bonuses;

•

Mr. Sulentic recommended that Mr. Frese earn a payout of 120% of target, Mr. Lafitte earn a payout of 127% of target, and Mr. Strong earn a payout of 122% of target with respect to the respective strategic components of their bonuses; and

•	Ultimately, the Compensation Committee affirmed these conclusions in determining actual performance awards.

For 2010 under the EBP, eligible payouts ranged from 0 to 200% of target awards for financial measures and from 0 to 150% of target awards for strategic measures. At the beginning of the year, in light of the annual financial performance anticipated for the Company at that time, annual performance award targets were set at 75% of the normal target amounts for each executive under the EBP. Actual performance achieved was greater than the EBITDA financial targets against which each executive was measured in 2010; the Company achieved 133% of its Corporate EBITDA target, 134% of its Americas EBITDA target and 107% of its EMEA EBITDA target (each as described in the table above).

Because of the significant overachievement of the Company’s financial plan as a result of the efforts of our executives in 2010 as well as in recognition of the sacrifices made by these executives during the previous two years, the Compensation Committee determined in February 2011 to use its discretion under the EIP to award 2010 bonuses in amounts greater than what our EBP would have yielded. The maximum payouts under the EBP would have been 180% of performance award targets for our direct line executives and 160% for our staff executives, each of which targets had previously been reduced to 75% of its normal amount. However, the Compensation Committee determined to pay our executives bonuses in amounts equal to what they would have received had (a) their performance award targets been set at 95% (instead of 75%) and (b) the 3.33% multiplier described above on page 31 been applied to the entire performance award target, up to a maximum award equal to 200% of the adjusted performance award targets.

The 2010 performance award payment to each named executive officer for 2010 is reported below and in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column on page 41.

Name	2010 Original Performance Award Targets[1]	2010 Adjusted Performance Award Targets[2]	2010 Actual Performance Awards
Brett White	$1,275,000	$1,615,000	$3,230,000
Robert E. Sulentic[3]	$750,000	$950,000	$1,900,000
Gil Borok	$225,000	$285,000	$570,000
Calvin W. Frese, Jr.	$675,000	$855,000	$1,710,000
Michael J. Lafitte	$525,000	$665,000	$1,330,000
Michael J. Strong	$480,000	$608,000	$1,026,565

[1]	Based on 75% of normal award targets established under the EBP.

[2]	Based on 95% of normal award targets.

[3]	Mr. Sulentic was appointed President on March 4, 2010 and his performance award target was increased by $100,000 for 2010.

In addition, Mr. Strong received a bonus of $320,000 as a result of his participation in the U.K. business profit share pool generally available to other executives in the U.K. business in 2010.

Long-term incentives: We use equity compensation as a long-term incentive for alignment with stockholders and as a retention tool focused on top executives that have the most direct line of sight to results. Long-term incentives, i.e., equity awards, for our executive officers are positioned with reference to the market median for our peer group, where sufficient comparable data is available. Equity awards have historically been provided annually through a combination of stock options and restricted shares granted under our Second Amended and Restated 2004 Stock Incentive Plan, or 2004 Stock Plan.

The link to performance in our long-term incentive grants is prospective in nature. For example, stock options are designed to motivate executives to engage in behaviors that create long-term stockholder value. The stock price must grow above the share price at grant in order for the executive to realize value upon vesting of a stock option. Similarly, restricted stock and restricted stock units encourage executives to not only contribute to the creation of additional stockholder value but also to help maintain and preserve existing stockholder value. Lastly, our equity grants are subject to multi-year vesting schedules (typically over at least four years), which help us to retain key talent, and ensure our executives take a long-term view with regard to growth in stockholder value. The ultimate value earned by the executives will depend on our stockholder returns after the grants are made. The executive grant amounts are determined by our Compensation Committee and are based on each executive’s position within our organization, job performance, expected contributions to the Company’s future success, awards made to executives at comparable companies and other factors.

In recent years, equity awards made to our executive officers pursuant to our management grant program have been entirely in the form of restricted stock, while prior years included a mix of stock options and restricted stock. We made this change because we believed that stock options could have less retention value for our executives and other employees in the environment prevailing at the time of grant, and we wanted to avoid rapid depletion of the shares available for grant under the 2004 Stock Plan. In 2009, we made awards to certain of our executive officers, including the executive officers named in this Proxy Statement, with the expectation that no annual grants would be provided to these executives in 2010. The Compensation Committee decided to provide larger grants in 2009 to provide a more effective incentive and retention tool for these executives during an unprecedented challenging economic environment. As expected, none of the executive officers named in this

Proxy Statement received a regular annual management equity grant in 2010. Detailed information on equity compensation grants to our executive officers is reported in the table of “Grants of Plan-Based Awards” on page 42 .

•

Stock options: Although we did not grant stock options in 2010, we have granted stock options in past years to motivate our executives to engage in behaviors that create stockholder value, thereby aligning the interests of executives and stockholders. For an executive to receive value from a stock option, the stock price must grow to be above the grant date price after the stock option vests. We grant stock options with an exercise price equal to the fair market value of our common stock, which is defined in our 2004 Stock Plan as the closing price of our common stock on the NYSE on the date of grant. Generally, stock options have a term of seven years from the date of grant and vest 25% on each of the first four anniversaries of the grant date, subject to the executive’s continued employment, which also provides a strong retention mechanism. This multi-year vesting schedule helps us retain key talent and ensures that executives take a long-term view with regard to growth in stockholder value. For purposes of determining the number of options granted to each executive under our value-based guidelines, options are valued using the Black-Scholes option pricing model.

•

Restricted stock: We award restricted stock because we believe that it also aligns the interests of our executives with those of stockholders. Restricted stock encourages executives to create stockholder value and to maintain and preserve value, thus ensuring that executives carefully consider the degree of risk associated with the strategic plan. Restricted stock also can provide a more effective retention tool in a declining market than stock options, which have little or no retention value if the price of the common stock falls after grant. Restricted stock granted to executives generally vests 25% on each of the first four anniversaries of the grant date, subject to the executive’s continued employment, which also provides a strong retention mechanism. As previously discussed, our named executive officers did not receive annual restricted stock grants in 2010 because they generally received 2009 restricted stock awards with a value of approximately two times the normal annual grant.

•

CEO Retention Award: On March 4, 2010, the Compensation Committee granted a special restricted stock unit award to Mr. White, pursuant to a Special Retention Award Restricted Stock Unit Agreement. The committee determined that it was in the best interest of the Company and its stockholders to compensate Mr. White in a range between the median and 75th percentile of our designated peer group of similar companies. As a result, the committee, working with its independent compensation consultant, concluded that an adjustment to total direct compensation for Mr. White was appropriate. After a thorough review of available mechanisms and currency for adjustment, the committee determined to effect the entire adjustment for the following five year period in a one-time grant of restricted stock units which do not vest until the end of that period. Unlike the Company’s traditional management equity grants, which vest ratably on an annual basis, this restricted stock unit award vests on a “cliff” basis five years from the date of grant. The committee believes that this award accomplishes two goals: first, to adjust Mr. White’s compensation as appropriate for his position in a manner that aligns Mr. White’s interests with that of our stockholders; and second, to provide a significant incentive for Mr. White to remain employed with the Company at least through 2015.

Under the grant, Mr. White received 552,282 restricted stock units. This award vests on March 4, 2015, at which time each unit will be convertible into one share of the Company’s common stock, subject to the terms of the 2004 Stock Plan. In the event of Mr. White’s death, disability, retirement, termination without cause or resignation for good reason, he will be entitled to accelerated vesting of a pro rata portion of the award. The Board retains discretion to modify these terms if Mr. White ceases employment with the Company. In the case of retirement, the prorated units will not convert to shares until March 4, 2015. In the event of Mr. White’s termination without cause or resignation for good reason in connection with a change of control of the Company, he will be entitled to accelerated vesting of the entire restricted stock unit award. Mr. White has agreed that following his retirement and until March 4, 2015, he will forfeit his restricted stock units if he:

➢	accepts employment with another commercial real estate services company;

➢	solicits the Company’s clients or potential clients for the purpose of providing commercial real estate services; or

➢	solicits or hires any of the Company’s employees or independent contractors for the purpose of providing commercial real estate services.

In addition, Mr. White has agreed that the Company may recoup the proceeds of any sale of shares issued upon settlement of his restricted stock units if the Company is required to restate its financial statements in whole or in part as a result of an act of embezzlement, fraud or breach of fiduciary duty by Mr. White. This clawback of proceeds shall apply to any such sale of shares that occurred within 12 months after the financial statements to be restated were first filed with the SEC, and the clawback will expire on March 3, 2018, unless the Board has given Mr. White notice that it intends to invoke the provision following a requirement or decision to restate the Company’s financial records for any of the reasons noted above.

Competitive Compensation Comparisons: The following table illustrates our 2010 target executive compensation levels, as set at the beginning of fiscal 2010, relative to the most recently available peer company competitive market comparisons, which comparisons generally reflect peer level target compensation for 2009. Because the comparative data lags by at least one year, it may skew the comparisons as the economic recovery (and our financial performance) was more pronounced in 2010 than it was in 2009. We have not included comparative rankings for our Group President—Global Services and our regional Presidents because we do not believe that current reliable comparable data is broadly available from our identified peer group companies.

Name	Peer Group Position Compared	Base Salary[1]	Total Cash Compensation[2]	Long-Term Equity Compensation[3]	Total Direct Compensation
Brett White Chief Executive Officer	CEO	<P25	P25	>P50	>P50

Robert E. Sulentic President	COO/Pres./ 2nd Highest Paid Executive	>P50	P50	>P50	>P50

Gil Borok Executive Vice President and Chief Financial Officer	CFO	<P25	<P25	<P25	<P25

[1]

For purposes of this table, base salaries for our named executive officers represent the annual salary earned for 2010. Base salaries were reduced in 2009 for our executive officers and many of our employees in connection with the economic downturn. As a result of the improving economy and the Company’s strong performance, base salaries generally were restored to pre-recession levels on June 27, 2010.

[2]	Represents base salary earned during 2010 plus the original 2010 performance award target, which was established at 75% of normal target amounts for each executive.
[3]	Represents an annualized value of long-term incentive awards, which includes 50% of the 2009 equity awards (no annual grants were awarded in 2010 and larger than normal target grants were awarded in 2009 for retention purposes). Also represents one-fifth of Mr. White’s 2010 special CEO retention award, which vests over five years, as described above.

As noted above on page 29, in 2010 our Compensation Committee generally sought to align our executive officer compensation with relevant (where available) peer group data, such that target base salaries would approximate the 50th percentile, target total cash compensation the 75th percentile, and target long-term equity compensation the 50th percentile. As the table illustrates, target level compensation for the named executives deviated from the target market positioning based on available comparative data. Actual compensation also deviated in some instances. The reasons for this include:

•

In 2009, our executive officers were subject to across the board salary reductions as part of Company cost-reduction efforts. Although base salaries were restored to previous levels on June 27, 2010, the salary reductions in place for the first part of the year contributed to below-median base salaries for Messrs. White and Borok. Mr. Borok’s base salary was also lower than median because he is relatively new to the CFO position.

•

In 2010, our targeted annual performance awards for executive officers were only 75% of the normal targets, due to the lower financial performance of the Company anticipated at the beginning of the year. For this reason, target annual cash compensation was below the targeted competitive position. In addition, Mr. Borok’s total annual cash compensation was low relative to the peer group data because he is relatively new to the CFO position.

•

With respect to long-term equity incentives, the annualized grant-date fair value of equity for Messrs. White and Sulentic were above the 50th percentile. These levels were deemed appropriate for these executives due to their significant experience in the real estate industry, their strong past performance, and their expected future contribution to our success. In addition, in 2010, the Compensation Committee chose to provide additional long-term equity compensation to Mr. White through a special restricted stock unit award, which would provide strong alignment with stockholders’ interests, a focus on long-term performance, and a significant retention mechanism for the next five years as described under “Executive Compensation—Compensation Discussion and Analysis—CEO Retention Award” on page 35. This special equity award was also intended to address the discrepancy between Mr. White’s total cash compensation and the higher levels of the peer group CEOs. Mr. Borok’s long-term incentives were below the 25th percentile relative to peer company CFOs primarily because his grant values were determined before he was promoted to CFO.

•

Actual compensation for the named executive officers was above their targeted compensation levels and, in some cases, above the targeted competitive position due to the difference between the performance awards targeted at the beginning of the year and actual performance awards earned for 2010 performance. Our original performance award targets were set at 75% of normal levels due to the lower financial performance of the Company anticipated at the beginning of the year. As described in more detail on page 33, our executives significantly outperformed applicable financial and strategic performance targets, and as a result, the Compensation Committee awarded 2010 bonuses that significantly exceeded the targets set at the beginning of the year. The resulting actual total annual cash compensation was above the 75th percentile of the most recent available data for Messrs. White and Sulentic, and at approximately the 50th percentile for Mr. Borok.

•

When actual total annual cash compensation is added to the annualized value of long-term incentives, the resulting actual total direct compensation was below the 75th percentile for Mr. White, at approximately the 75th percentile for Mr. Sulentic, but still below the 25th percentile for Mr. Borok. The relative competitive positioning of actual total direct compensation for Messrs. White and Sulentic was higher than the competitive positioning of our target total direct compensation, again because of the above-target earned performance awards. Despite the higher actual bonus earned by Mr. Borok, actual total direct compensation was still below the 25th percentile, because his initial targets were set to reflect the fact that he is relatively new to the CFO role and his 2009 long-term incentive award value was determined before he was promoted to the CFO position.

Change of control agreements: As of December 31, 2010, we did not have change of control agreements with any of our executive officers except the agreement with Mr. White related to his special CEO retention award, as described on page 35.

Benefits and Perquisites: Our executive officers participate in our benefit plans on the same basis as all of our other employees, except as described in the “All Other Compensation” column of the “Summary Compensation Table” on page 41 and related footnotes. We do not otherwise generally offer our executive officers perquisites. Some or all of our executive officers may participate in broad-based plans and policies such as our 401(k) plan and our severance policy as described under “Summary of Plans, Programs and Agreements” on page 43.

Changes to our Compensation Program in 2011

On February 10, 2011, our Compensation Committee met to consider the Company’s 2011 executive compensation program, and in this regard considered a report from its independent compensation consultant Frederic W. Cook & Co., Inc., or FW Cook. FW Cook recommended the Company move away from its stated compensation philosophy in effect in 2010 which focused on comparisons against identified peer groups, and instead articulate a more discretionary and subjective process for establishing target compensation levels. This was because, for a number of executive officer positions, obtaining reliable comparative data from a readily observable peer group of companies was a significant challenge. In addition, in the past the Compensation Committee had been comfortable using its business judgment to set target compensation levels that it felt were appropriate when reliable comparative data was unavailable. The Compensation Committee decided that, going forward, it will refer to reliable market comparisons when available, but will primarily rely on its own subjective business judgment when determining the appropriate levels of the various compensation components for any executive officer, based on such factors as the committee deems relevant.

In addition, the Compensation Committee amended the terms of the EBP for 2011 and subsequent years. The committee confirmed that the intent of the EBP when it was adopted was to provide for annual performance award payouts ranging from 0% to 200% of target awards but that the development of the formula for determining the awards no longer made a 200% payout possible. Beginning in 2011, the EBP formula will apply as follows: actual financial performance will be compared to the financial component of the performance award target and the financial multiplier described on page 31 will be applied to the entire target award. This will be deemed the “preliminary award”. Executives will be awarded from 0% to 150% of the portion of the preliminary award attributed to strategic measures (20% in the case of direct line executives and 40% for staff executives) based on their scoring against the strategic measures. The actual performance award each year will be subject to an overall cap of 200% of the target award.

The 2011 annual base salaries and performance award targets for the Chief Executive Officer, Chief Financial Officer and the other named executive officers are set forth below:

Name	2011 Annual Base Salary	2011 Performance Award Targets
Brett White	$850,000	$1,700,000
Chief Executive Officer

Robert E. Sulentic	$700,000	$1,000,000
President

Gil Borok	$500,000	$400,000
Executive Vice President and Chief Financial Officer

Calvin W. Frese, Jr.	$600,000	$900,000
Group President—Global Services

Michael J. Lafitte	$540,000	$700,000
President—Americas

Michael J. Strong	$480,000	$640,000
President—EMEA

In addition, Mr. Strong will continue to be eligible to receive an additional bonus as a result of his participation in the U.K. business profit share pool generally available to other executives in the U.K. business in 2011.

Equity Ownership Policy

Our objective to link compensation to the long-term success of the Company is reinforced by our equity ownership policy. To further align their interests with stockholders over the long term, this policy restricts selling by each executive officer until the executive acquires and maintains significant levels of Company stock. This policy was effective January 1, 2008 and our executives are permitted to satisfy this ownership requirement over time through existing and new equity awards. A further description of this policy and the applicable thresholds can be found under “Corporate Governance—Board and Committee Governing Documents—Stock Ownership Guidelines” on page 14.

Timing of equity grants

We have an Equity Award Policy that is published in the Corporate Governance section of the Investor Relations page on our Web site at www.cbre.com. This policy (1) generally sets the timing of our annual equity grants, (2) provides that our Compensation Committee may not delegate any of its authority under our 2004 Stock Plan without prior Board approval and (3) provides that the effective date of a grant is either the date our Compensation Committee approves the award or a later date specified at that time. Our executive officers generally receive equity awards each year as part of an annual grant to our senior managers and other leaders approved by our Compensation Committee. This grant of stock options and restricted stock awards generally occurs at the Fall meeting of the Compensation Committee and there are stringent controls around any award made outside of the normal cycle. The exercise price of stock options and value of restricted stock awards is the fair value on the grant date, based on the closing price of our common stock on the NYSE and as set forth in our 2004 Stock Plan. Our Board amended the Equity Award Policy on September 8, 2010 to permit our Chief Executive Officer to make special recruitment and retention awards (excluding stock options) in the periods between Compensation Committee meetings, subject to limitations on the terms and amounts of those grants, and a requirement to provide reports of such grants to the Compensation Committee.

Policy on stock trading and hedging

We have a pre-clearance process for trades in CBRE securities that all directors, executive officers and other designated insiders must follow. We also prohibit our directors, executive officers and other designated insiders from trading in CBRE securities outside of our quarterly trading windows. In addition, we prohibit all hedging transactions involving our stock so our executives cannot insulate themselves from the effects of poor stock price performance.

Role of Compensation Consultant and Input of Executive Officers

Our Compensation Committee has retained FW Cook, as its independent compensation consultant. FW Cook reports directly to the Compensation Committee and does not provide any services other than those requested by the Compensation Committee Chairperson and related to FW Cook’s engagement as the independent consultant to the Compensation Committee. FW Cook prepares analyses for the Compensation Committee based on its review of compensation at, and financial performance of, the peer group of companies identified for the relevant period. FW Cook also meets with the Compensation Committee and with management to solicit input on job scope, performance, retention issues and other factors it views as relevant. FW Cook then prepares reports to the Compensation Committee with recommendations as to compensation of the applicable executive officers.

Our Chief Executive Officer and other senior officers meet with FW Cook to provide information about the Company and its industry that is helpful in conducting an accurate peer group company survey. In addition, our Chief Executive Officer is given an opportunity to review the consultant’s report to the Compensation Committee and provides the committee with commentary on certain portions of the report. He also attends, at the invitation of the Compensation Committee, portions of its meetings when the performance of the executive officers who report directly to him and other applicable executive officers is discussed. During these meetings, he provides an assessment of their performance and recommends a payout of some or all of the compensation recommended by FW Cook. The Compensation Committee makes all ultimate compensation decisions, incorporating both the feedback from FW Cook and our Chief Executive Officer. Our Chief Executive Officer does not attend discussions where his performance is evaluated or his compensation is set.

Section 162(m) tax considerations

When structuring our executive compensation programs, we consider IRC Section 162(m), which limits the deductibility of executive compensation paid by publicly held corporations to $1,000,000 per year to certain executives, unless the compensation is performance-based. We use and intend to use performance-based compensation when it is consistent with our philosophy and in our and our stockholders’ best interests. Our EIP is meant to enable us to avail ourselves of the exemption from deductibility limits under Section 162(m). Under the EIP, the maximum award for each annual performance period that may be granted is equal to 1.0% of EBITDA for our Chief Executive Officer and 0.5% of EBITDA for each of our other participating executive officers. The Compensation Committee generally determines the actual amount of such awards through application of the EBP or its successor plans, as well as consideration of other factors determined to be relevant by our Compensation Committee in gauging the performance of each executive. The Compensation Committee may exercise its discretion to award bonuses to any of our executive officers, including amounts that exceed the maximum permissible under the EIP.

In addition, our 2004 Stock Plan includes provisions that will permit certain types of equity incentive awards granted under the plan to satisfy the performance-based exemption from deductibility limits under Section 162(m).

The Compensation Committee’s policy is to take Section 162(m) into account in establishing compensation for our executives. While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers competitively and in a manner commensurate with performance. From time to time, the Compensation Committee may therefore award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management of the Company the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in CB Richard Ellis’ Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee

Frederic V. Malek, Chair

Bradford M. Freeman

Jane J. Su

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Compensation Committee is not incorporated into any such filings.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the fiscal years ended December 31, 2010, 2009 and 2008 for our Chief Executive Officer, Chief Financial Officer and certain of our other executive officers. For stock and option awards, the dollar amounts set forth in the table below reflect the aggregate grant date fair values with respect to awards granted in each year. The following table identifies the principal capacity in which each of the named executive officers served us as of the end of 2010.

Name and Principal Position	Year	Salary (1) ($)	Bonus (2)(3) ($)	Stock Awards (4) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensa- tion (5) ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compensa- tion (6)(7)(8) ($)	Total (9) ($)
Brett White	2010	809,135	—	7,499,990	—	3,230,000	—	—	11,539,124
Chief Executive Officer	2009	781,346	—	5,599,989	—	843,200	—	—	7,224,535
	2008	850,000	—	1,874,993	622,726	—	—	—	3,347,719

Robert E. Sulentic	2010	671,991	—	—	—	1,900,000	—	124,396	2,696,387
President	2009	520,673	—	3,199,989	—	446,400	—	152,405	4,319,467
	2008	581,140	—	937,490	311,363	—	—	4,125	1,834,118

Gil Borok	2010	434,615	—	—	—	570,000	—	440	1,005,055
Executive Vice President and Chief Financial Officer	2009	412,806	125,000	799,989	—	147,600	—	—	1,485,395
	2008	308,500	50,000	245,240	81,449	—	—	2,250	687,439

Calvin W. Frese, Jr.	2010	577,404	—	—	—	1,710,000	—	440	2,287,844
Group President—Global Services	2009	562,038	—	2,999,992	—	447,300	—	—	4,009,330
	2008	600,000	—	937,490	311,363	—	—	2,250	1,851,103

Michael J. Lafitte	2010	520,288	—	—	—	1,330,000	—	440	1,850,728
President—Americas

Michael J. Strong	2010	472,115	320,000	—	—	1,026,565	—	—	1,818,680
President—EMEA	2009	450,371	379,550	1,999,994	—	318,080	—	—	3,147,995

(1)	Reflects reduced base salaries from March 15, 2009 through June 26, 2010, with restoration to pre-recession amounts effective June 27, 2010. The amount in this column includes a one-time true-up payment for Mr. Sulentic of $18,087 in connection with a calculation error of the across-the-board salary reductions implemented in 2009 and included in his 2010 salary.

(2)	Reflects a transition bonus paid in 2008 and 2009 to Mr. Borok in connection with his assumption of the interim Chief Financial Officer role on December 1, 2008.

(3)	The amounts shown in this column reflect a bonus paid to Mr. Strong as a result of his participation in the U.K. business profit share pool generally available to other executives in the U.K. business in 2009 and 2010.

(4)	All grants were made under the 2004 Stock Plan. See Note 2 “Significant Accounting Policies” and Note 14 “Employee Benefit Plans” to our consolidated financial statements as reported on Form 10-K for the year ended December 31, 2010 for a discussion on the valuation of our stock awards and option awards. Includes the award of restricted shares of our Class A common stock granted in connection with the stock option exchange program completed on July 9, 2009 under which eligible employees tendered and the Company accepted for cancellation eligible options. As required by SEC rules, the incremental fair value of such awards was computed in accordance with FASB ASC Topic 718, and as a result there was no incremental fair value attributable to such awards. This column includes the annual management grants on September 9, 2009, which significantly exceeded the normal target amount for each executive and was granted as an incentive and retention tool. As a result, no annual management awards were made to this group in 2010. This column also includes a special CEO retention award of 552,282 restricted stock units to Mr. White in March 2010 which does not vest until March 2015 and is further described on page 35.

(5)	Amounts in this column relate to compensation pursuant to our bonus plans referred to in this Proxy Statement as the EIP and EBP. Amounts reflected in this table generally are based on the achievement of financial and non-financial performance objectives that are established at the beginning of each fiscal year.

(6)	The amount in this column includes a matching contribution of $440 for each of Messrs. Sulentic, Borok, Frese and Lafitte to each of his 401(k) account pursuant to our employee match policy for the fiscal year ending December 31, 2010 based on their contributions.

(7)	In connection with his role as Chief Financial Officer from early 2009 through March 4, 2010, Mr. Sulentic was asked by the Company to work primarily at its headquarters in California, instead of Dallas, Texas where Mr. Sulentic maintains his residence. As a result, Mr. Sulentic was deemed a non-resident employee for California tax purposes and incurred tax liability in excess of the amount applicable had he not been asked to relocate his principal place of business from his home jurisdiction. In March 2011, the Company paid Mr. Sulentic $112,772 to cover this tax liability. In addition, for 2010 the Company paid $11,184 for Mr. Sulentic’s commercial travel expenses (air and ground transportation) and temporary housing in California. These amounts were in lieu of any increase in Mr. Sulentic’s cash or equity compensation for serving as Chief Financial Officer. Notwithstanding the foregoing, the Company maintains a general policy of not providing tax reimbursements to any executive officer.

(8)	Other than the perquisite described in footnote (7) relating to Mr. Sulentic, our named executive officers participate in the same benefit plans as our other employees and we otherwise generally do not offer our executive officers perquisites.

(9)	Mr. Strong’s cash compensation amounts are paid in British Pound Sterling (or GBP). We pay Mr. Strong’s base salary on a monthly basis in GBP using an average exchange rate of 1.6 (USD to GBP). Mr. Strong’s bonus for his U.K. profit share pool participation is also paid in GBP using an average exchange rate of 1.6 (USD to GBP). We convert Mr. Strong’s non-equity incentive plan compensation amount from U.S. dollars to British Pound Sterling on the day that amount is paid, converted at the prevailing rate set by Oanda Corporation.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning stock and cash awards during the fiscal year ended December 31, 2010 to the persons named in the table under “Summary Compensation Table,” each of which was granted pursuant to our 2004 Stock Plan, Executive Incentive Plan or Executive Bonus Plan described below. The Grant Date Fair Value of Stock was computed by the Number of Awards multiplied by Grant Date Fair Value of Stock on the grant date.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Threshold ($)	Target (2) ($)	Maximum (3) ($)
Brett White		0	1,275,000	2,295,000	—	—	—	—
	March 4, 2010	—	—	—	552,282	—	—	7,499,990

Robert E. Sulentic		0	750,000	1,350,000	—	—	—	—

Gil Borok		0	225,000	360,000	—	—	—	—

Calvin W. Frese, Jr.		0	675,000	1,215,000	—	—	—	—

Michael J. Lafitte		0	525,000	945,000	—	—	—	—

Michael J. Strong		0	480,000	864,000	—	—	—	—

(1)	Amounts reported represent each executive officer’s annual incentive opportunity in 2010 under our EIP and EBP. The actual amounts paid are included under “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” on page 41.

(2)	These amounts are EBP targets established at the beginning of 2010 based on 75% of the normal targets for these executives. Using its discretion under the EIP, in February 2011, the Compensation Committee decided to award 2010 bonuses to our executives equal to what they would have received had their EBP targets been set at 95% of their normal bonus targets.

(3)	These amounts are maximums assuming the target amounts in this table remained at 75% of normal target awards. The actual payouts exceeded the amounts determined by formula under the EBP had the targets remained at 75% of normal target awards, but fell well within the maximum amounts permitted by the EIP. The Compensation Committee felt it appropriate to pay these amounts under the EIP because of the strong performance by the Company as a result of the efforts of these executives.

(4)	The closing price of our common stock on March 4, 2010 was $13.58. At December 31, 2010, the closing price of our common stock was $20.48.

SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS

Second Amended and Restated 2004 Stock Incentive Plan

Our 2004 Stock Plan authorizes the grant of stock-based awards to our employees, directors and consultants, and is administered by our independent Compensation Committee. A total of 30,785,218 shares of our Class A common stock have been reserved for issuance under the plan (on a split-adjusted basis). This share reserve is reduced by one share upon grant of a stock award and upon exercise or redemption of any other awards. Awards that expire, terminate, lapse, that are reacquired by us or that are redeemed for cash rather than shares and shares tendered as payment of the exercise price or for tax withholding will again be available for grant under the 2004 Stock Plan. As of December 31, 2010, 3,118,533 shares were subject to options issued under our 2004 Stock Plan and 5,183,250 shares remained available for future grants under the 2004 Stock Plan.

Stock options must have an exercise price that is at least equal to the fair market value of our common stock on the date the option is granted. Options generally vest subject to participant’s continued service and become exercisable over a period of four years. In the event of the option holder’s termination, the option holder will generally have up to three months (up to one year if due to disability or 18 months if due to death) from termination to exercise his/her vested options. Unless the option holder’s agreement provides otherwise, options generally expire, to the extent unexercised, seven years from the date of grant. The terms of the 2004 Stock Plan expressly provide that without the appropriate stockholder approval, the Board may neither cancel outstanding stock options and grant in substitution stock options having a lower exercise price nor may the Board amend outstanding options to reduce the exercise price thereof, except in connection with a transaction to which IRC Section 424(a) applies.

Restricted stock units, which entitle the participant to the right to receive one share of common stock per unit at the time the unit vests, and restricted stock may also be awarded. For both restricted stock and restricted stock units, vesting generally will be based on the participant’s continuous service over a period of four years. Except as otherwise provided by the Compensation Committee in individual grant agreements, in the event a participant’s continuous service terminates, all unvested common stock as of the date of termination will be subject to our reacquisition and unvested stock units will be cancelled.

The plan also allows for grants of other stock-based awards such as stock appreciation rights, restricted stock purchase rights, phantom stock units, performance shares and performance share units.

In the event of a change of control, as defined in the 2004 Stock Plan, other than dissolution, the Board may provide for the (1) assumption or continuation of any stock awards outstanding under the plan, (2) issuance of substitute awards that will substantially preserve the terms of any awards, (3) payment in exchange for the cancellation of an award or (4) termination of an award upon the consummation of the change of control, but only if the participant has been permitted to exercise or redeem an option or stock appreciation right prior to the change of control.

Share Price. On March 15, 2011, the closing price of our common stock on the NYSE was $25.95 per share.

Executive Incentive Plan

The purpose of the EIP is to advance our interests and the interests of our stockholders and assist us in attracting and retaining executive officers by providing incentives and financial rewards to our executive officers that are deductible as “performance-based compensation” within the meaning of Section 162(m).

The principal features of the EIP are summarized below.

Administration; Amendment and Termination. Our Compensation Committee administers the EIP and has broad authority to interpret, amend or rescind its provisions as the committee deems necessary and appropriate. Our Board reserves the right to amend or terminate the EIP at any time, subject to stockholder approval to the extent required by applicable law.

Eligibility. Our executive officers who are designated by our Board as “Section 16 officers” are eligible to participate in the EIP. Currently, there are nine executive officers designated as Section 16 officers.

Maximum Awards. Under the EIP, each participant is eligible to receive a maximum performance award equal to a percentage of our EBITDA. Under the EIP, our Chief Executive Officer is eligible to receive a maximum performance award equal to 1% of EBITDA for the performance period and the other participants in the EIP are each eligible to receive a maximum performance award equal to 0.5% of EBITDA for the performance period.

The actual performance award granted to a participant is determined by our Compensation Committee, which retains the discretionary authority to reduce or eliminate (but not increase) a performance award based on its consideration of, among other things, corporate or business unit performance against budgeted financial goals, achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance. The Compensation Committee may evaluate a participant’s performance pursuant to our EBP, and therefore reduce the awards generated pursuant to the EIP formula. The EBP is described below under “Summary of Plans, Programs and Agreements—Executive Bonus Plan.” However, our Compensation Committee may exercise its discretion in any year to award additional amounts, based on performance, outside the EBP, up to the maximum amounts permitted under the EIP, or even outside the EIP as a non-plan discretionary bonus.

The time period during which the achievement of the performance goals is to be measured shall be no longer than five years and no less than six months. Within the earlier of 90 days after the beginning of each fiscal year or the expiration of 25% of a performance period, our Compensation Committee will designate one or more performance periods, determine the participants for such performance periods and affirm the applicability of the formula for determining each participant’s award.

Each award under the EIP may be paid in cash, stock, restricted stock, stock options or other stock-based or stock denominated units. An award shall be paid only after written certification by our Compensation Committee as to the attainment of the performance goals and the amount of the award, and subsequent approval by our Board.

Termination of Employment. An officer who terminates employment with us due to retirement, disability or death is eligible to receive a prorated award. Subject to the Compensation Committee’s discretion, if an officer terminates employment with us for a reason other than retirement, disability or death, no award shall be payable.

Executive Bonus Plan

Our Compensation Committee may evaluate a participant’s performance under the EIP referenced above using our EBP, and thereby reduce the size of awards generated pursuant to the EIP formula. The principal features of the EBP are summarized below.

Eligibility. Our Chief Executive Officer and other Section 16 officers are eligible to participate in the EBP, which may be used by the Compensation Committee as a means to determine a subset of awards under the EIP.

Performance. Awards under the EBP are based on the achievement of certain financial and strategic performance goals and a targeted level or levels of performance with respect to each goal. For 2010, financial performance goals were based on EBITDA. The financial and strategic performance measures are determined on an individual basis and are based on the achievement of specific objectives in each participant’s area of responsibility. Strategic performance measures for the Chief Executive Officer and our executive officers are approved by our Compensation Committee and Board. Awards under the EBP for our executive officers are weighted 80% on financial performance targets and 20% on strategic performance measures, except for our staff executive officers where the weighting is 60% on financial performance targets and 40% on strategic performance measures.

Award Determination. Each participant in the EBP receives a target award early in the fiscal year, which is weighted based on each participant’s financial and strategic performance goals. Our Compensation Committee and Board may exercise their discretion in any year to award additional amounts based on performance outside the EBP and up to the maximum amounts permitted under the EIP, or even outside the EIP as non-plan discretionary bonuses. During 2010 under the EBP, the target range between threshold and maximum for purposes of the financial measures was 70% to 130% of the target goal, with a maximum of 200% of such executive officer’s financial-based target. Strategic performance measures were to be weighted on a scale of zero to 150% of target.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options or equity incentive plan awards granted during the fiscal year ended December 31, 2010 and equity awards that remain unvested as of December 31, 2010, to the persons named in the table under “Summary Compensation Table.”

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)(3)(4)(5)(6) (#)	Market Value of Shares or Units of Stock That Have Not Vested (7) ($)
Brett White					1,047,917	21,461,340
July 20, 2001	10,770	—	1.92	July 20, 2011
September 16, 2003	419,028	—	1.92	September 16, 2013
September 21, 2005	337,500	—	15.43	September 21, 2012
September 2, 2008	47,609	47,609	13.29	September 2, 2015

Robert E. Sulentic					262,280	5,371,494
September 2, 2008	23,804	23,805	13.29	September 2, 2015

Gil Borok					87,691	1,795,912
September 21, 2005	16,875	—	15.43	September 21, 2012
September 2, 2008	6,227	6,227	13.29	September 2, 2015

Calvin W. Frese, Jr.					259,352	5,311,529
September 21, 2005	109,688	—	15.43	September 21, 2012
September 2, 2008	23,804	23,805	13.29	September 2, 2015

Michael J. Lafitte					152,167	3,116,380
September 2, 2008	14,282	14,283	13.29	September 2, 2015

Michael J. Strong					149,961	3,071,201
September 16, 2003	99,771	—	1.92	September 16, 2013
September 21, 2005	27,000	—	15.43	September 21, 2012
September 2, 2008	22,852	22,853	13.29	September 2, 2015

(1)	With respect to options granted on September 2, 2008 to Messrs. White, Sulentic, Borok, Frese, Lafitte and Strong, the unexercisable options reported in this column will vest in equal increments on each of September 5, 2011 and 2012, unless earlier terminated pursuant to the terms of our 2004 Stock Plan.

(2)	With respect to the total number of unvested stock awards listed in this column, 11,493, 5,747, 1,504, 5,747 and 5,940 unvested stock awards granted to each of Messrs. White, Sulentic, Borok, Frese and Strong, respectively, will vest on September 5, 2011, unless earlier terminated pursuant to the terms of our 2004 Stock Plan. In addition, 18,389 unvested stock awards granted to Mr. Borok will cliff vest in full on September 5, 2011.

(3)	With respect to the total number of unvested stock awards listed in this column, 70,542, 35,271, 9,227, 35,271, 21,163 and 13,017 unvested stock awards granted to each of Messrs. White, Sulentic, Borok, Frese, Lafitte and Strong, respectively, will vest in equal increments on each of September 5, 2011 and 2012, unless earlier terminated pursuant to the terms of our 2004 Stock Plan.

(4)	With respect to the total number of unvested stock awards listed in this column, 46,788, 11,655, 6,170, and 21,828 unvested stock awards granted to each of Messrs. White, Sulentic, Borok and Frese, respectively, will vest in equal increments on each of July 9, 2011, 2012 and 2013, unless earlier terminated pursuant to the terms of our 2004 Stock Plan.

(5)	With respect to the total number of unvested stock awards listed in this column, 366,812, 209,607, 52,401, 196,506, 131,004 and 131,004 unvested stock awards granted to each of Messrs. White, Sulentic, Borok, Frese, Lafitte and Strong, respectively, will vest in equal increments on each of September 5, 2011, 2012 and 2013, unless earlier terminated pursuant to the terms of our 2004 Stock Plan.

(6)	With respect to the total number of unvested stock awards listed in this column, 552,282 unvested restricted stock units granted as a special CEO retention award will vest in full on March 4, 2015, unless accelerated as described under “Executive Compensation—Compensation Discussion and Analysis—CEO Retention Award” on page 35.

(7)	Amounts reflected in this column were calculated by multiplying the number of unvested shares by $20.48, the closing price of our common stock on December 31, 2010.

Option Exercises and Stock Vested Table

The following table sets forth information concerning stock option exercises and vesting of stock awards during the fiscal year ended December 31, 2010 to the persons named in the table under “Summary Compensation Table.”

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brett White	—	—	197,729	3,489,718
Robert E. Sulentic	—	—	97,134	1,729,686
Gil Borok	—	—	27,381	483,669
Calvin W. Frese, Jr.	119,730	2,127,203	101,836	1,800,380
Michael J. Lafitte	—	—	69,558	1,294,660
Michael J. Strong	—	—	59,846	1,075,433

401(k) Plan

We maintain a tax qualified 401(k) retirement plan. Generally, our employees are eligible to participate in the plan if they are at least 21 years old. Most of our non-union U.S. employees, other than qualified real estate agents having the status of independent contractors under IRC Section 3508, are eligible to participate in the plan. Historically, the 401(k) plan provided for participant contributions as well as a Company match. A participant is allowed to contribute to the 401(k) plan from 1% to 75% of his or her compensation, subject to limits imposed by applicable law. Participants are entitled to invest up to 25% of their 401(k) account balance in shares of our common stock, however participants may not have more than 25% of their plan assets allocated to our common stock as measured at any year end. As of December 31, 2010, 1,126,514 shares of our common stock were held through investments in our 401(k) plan.

We match 50% of our employee’s contributions up to the first 3% of the employee’s annual compensation (up to $150,000 of compensation). Our matching contributions vest 20% a year over five years, except that participants who had been our employees before April 1, 2007 in at least three calendar years have 100% immediate vesting. We suspended our matching contributions during 2009 and 2010 due to adverse economic conditions. As of 2011, the full match was reinstated. Additionally, we made a partial retroactive match in the aggregate of $2,000,000 for the 2010 plan year to eligible participants. In order to be eligible for the 2010 partial retroactive match, a participant had to participate in the 401(k) plan in 2010 and be an active employee on December 31, 2010.

Severance Policy

We have a severance policy for all highly compensated employees (which includes our executive officers) for any Company initiated separation other than “for cause” (as such term is defined in the severance policy). Assuming all eligibility conditions are satisfied, under the severance policy, employees who earn $100,000 or more in annual compensation, may be eligible for a severance payment equal to one week of base salary for every $10,000 base salary, with a minimum of 12 weeks of base salary up to a maximum of 36 weeks of base salary if the termination is other than “for cause”. If the termination is “for cause”, eligible highly compensated employees will receive six weeks of base salary regardless of the number of years of service. We pay such amounts in anticipation of unemployment and not as a reward for past service. In addition, we provide a benefits allowance equal to $1,000 for each year of service, with a maximum of $5,000, provided the highly compensated employee was participating in a Company-sponsored medical plan at the time of termination and three months of outplacement assistance. If the highly compensated employee is otherwise bonus eligible and is terminated in the third or fourth quarter of the Company’s fiscal year end, or in the first quarter following the end of the fiscal year but before bonuses are paid, the highly compensated employee will be eligible to receive a pro-rated target bonus. Severance is typically paid in a single lump-sum. Payment of severance is conditioned upon, among other things, a release of claims against us by the employee. The severance policy applicable to all of our other salaried full time employees generally provides one week of base salary as severance pay for each full year of service, with a minimum payment of one week of base salary up to a maximum payment of 15 weeks and a benefits allowance of $1,000 for each full year of service up to a maximum payment of $5,000 (provided the employee was participating in a Company-sponsored medical plan at the time of termination) if the employee’s position is eliminated.

In the event that any of our named executive officers were involuntarily terminated as of December 31, 2010 under the circumstances covered by our current severance policy, they would have been entitled to severance benefits up to the following amounts: Mr. White $593,462, Mr. Sulentic $489,615, Mr. Borok $316,538, Mr. Frese $420,385 and Mr. Lafitte $378,846. Mr. Strong is not eligible to receive severance benefits under this policy.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2010. All outstanding awards relate to our Class A common stock.

Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2) (c)
Equity compensation plans approved by security holders (1)	8,601,091	$5.83	5,183,250
Equity compensation plans not approved by security holders	—	—	—

Total	8,601,091	$5.83	5,183,250

(1)	Consists of stock options and restricted stock units in our 2004 Stock Plan and our 2001 Stock Incentive Plan (no further awards may be issued under our 2001 Stock Incentive Plan, which was terminated in June 2004 in connection with the adoption of the 2004 Stock Plan). Includes 1,964,611 restricted stock units, the majority of which vest in 2015 and 2016 and are exercisable for no consideration. Excluding these restricted stock units, the weighted average exercise price of outstanding options, warrants and rights increases to $7.55.

(2)	Under the 2004 Stock Plan, we may issue stock awards, including but not limited to restricted stock bonuses and restricted stock units, as those terms are defined in the 2004 Stock Plan. As of February 28, 2011, there were 4,809,251 shares available for future grants.

STOCK OWNERSHIP

HOLDINGS OF OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS

The table below reflects the number of shares beneficially owned by (a) each director and nominee for director to our Board; (b) each of our current executive officers named in the “Summary Compensation Table”; (c) all directors, director nominees and executive officers as a group; and (d) each person or group known to us owning more than five percent of the outstanding shares of our common stock as of March 11, 2011. Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares.

	Company Common Stock
Name of Beneficial Owner	Shares Owned	Right to Acquire Beneficial Ownership Under Options Exercisable Within 60 Days	Percent of Class
Brett White (1)(2)	1,718,201	764,137	*
Robert E. Sulentic	419,846	23,804	*
Gil Borok	139,074	23,102	*
Calvin W. Frese, Jr.	509,914	133,492	*
Michael J. Lafitte (3)	260,885	14,282	*
Michael J. Strong	354,726	149,623	*
Richard C. Blum (1)(4)	27,763,655	13,554	8.6
Curtis F. Feeny	20,102	8,256	*
Bradford M. Freeman	89,593	13,554	*
Michael Kantor	88,793	63,972	*
Frederic V. Malek (5)	961,609	13,554	*
Jane J. Su (1)(4)	27,746,298	8,604	8.6
Laura A. Tyson	4,611	1,042	*
Gary L. Wilson (6)	177,097	105,543	*
Ray Wirta (1)(7)	1,800,546	744,952	*
All directors, director nominees and executive officers as a group	34,966,472	2,225,821	10.8
Blum Capital Partners, L.P. (1)(4)	27,728,547		8.6
Blackrock, Inc. (8)	19,158,907		5.9
FMR LLC (9)	30,398,798		9.4
Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (10)	22,193,962		6.8

*	less than 1.0%

(1)	As a result of the voting provisions set forth in the Securityholders’ Agreement described in greater detail in this Proxy Statement under the heading “Related-Party and Other Transactions Involving Our Officers and Directors” this stockholder, together with our other stockholders that owned shares of Class B common stock prior to our initial public offering, other than Frederic V. Malek, may be deemed to constitute a group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, or the Exchange Act. Accordingly, the group formed by these stockholders may be deemed to beneficially own 31,300,153 shares of our Class A common stock. The voting provisions of the Securityholders’ Agreement terminate upon a change of control or as otherwise agreed by the parties thereto.

(2)	Mr. White is co-trustee and, together with his spouse, is the beneficiary of The White Family Trust, which owns 458,429 of the indicated shares, of which 455,450 shares are pledged as collateral pursuant to a margin loan. Mr. White is the direct beneficial owner of 495,635 shares of our common stock. As a result of the Securityholders’ Agreement, Mr. White shares voting power over 1,718,201 of the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004. Mr. White has an aggregate right to acquire beneficial ownership under 764,137 vested stock options and, subject to continued vesting, 47,609 unvested stock options.

(3)	Mr. Lafitte is the direct beneficial owner of 259,885 shares of our common stock and disclaims beneficial ownership of 1,000 of the indicated shares.

(4)	Includes 1,339,747 shares of common stock of the Company that are owned directly by four limited partnerships for which Blum Capital Partners, L.P. (“Blum LP”) serves as the general partner: BK Capital Partners IV, L.P., Stinson Capital Partners, L.P., Stinson Capital Partners L, L.P., and Stinson Capital Partners (QP), L.P. These shares may also be deemed to be owned indirectly by Blum LP and Richard C. Blum & Associates, Inc. (“RCBA Inc.”), the general partner of Blum LP. Additionally, Blum LP owns 40,362 shares directly, and as such, these shares may be deemed to be owned indirectly by RCBA Inc.; (ii) Blum Strategic Partners II, L.P (“Strategic II”) and Blum Strategic Partners II GmbH & Co. KG (“Strategic II KG”) own 11,852,759 shares of common stock. These shares may also be deemed to be owned indirectly by Blum Strategic GP II, L.L.C. (“Blum GP II”), the general partner of Strategic II and the managing limited partner of Strategic II KG; (iii) Blum Strategic Partners III, L.P. (“Strategic III”) owns 6,282,700 shares of common stock. These shares may also be deemed to be owned indirectly by (a) Blum Strategic GP III, L.P. (“Blum GP III LP”), the general partner of Strategic III, and (b) Blum Strategic GP III, L.L.C. (“Blum GP III”), the general partner of Blum GP III LP; (iv) Blum Strategic Partners IV, L.P. (“Strategic IV”) owns 8,212,979 shares of common stock. These shares may also be deemed to be owned indirectly by (a) Blum Strategic GP IV, L.P. (“Blum GP IV LP”), the general partner of Strategic IV, and (b) Blum Strategic GP IV, L.L.C. (“Blum GP IV”), the general partner of Blum GP IV LP. Each of Richard C. Blum, Jane J. Su, Blum LP, RCBA, Inc., Blum GP II, Blum GP III, Blum GP III LP, Blum GP IV, and Blum GP IV LP disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein. As a result of the Securityholders’ Agreement, Strategic II and Strategic II KG share voting power over the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004. The business address of each of the above named is c/o Blum Capital Partners, L.P., 909 Montgomery Street, Suite 400, San Francisco, California 94133.

(5)	Mr. Malek, his spouse and children are trustees of The Malek Family Charitable Trust, which owns 19,800 of the shares reflected and Mr. Malek, his wife and their children are the beneficiaries. In addition, Mr. Malek is the sole trustee of the Frederic V Malek TTEE U/A DTD 06/19/1992 Frederic V Malek Trust, which owns 638,611 of the shares reflected.

(6)	Mr. Wilson is a co-trustee of the Gary L. Wilson 2006 Unitrust, which owns 25,000 of the shares reflected. Mr. Wilson is also a co-trustee of the Wilson-Thornhill Foundation, which owns 25,000 of the shares reflected.

(7)	As a result of the Securityholders’ Agreement, Mr. Wirta, as co-trustee of The Wirta Family Trust, shares voting power over 1,047,639 of the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004. Mr. Wirta is the direct beneficial owner of 7,955 shares of our common stock.

(8)

Blackrock, Inc. (“Blackrock”) filed a Schedule 13G on February 3, 2011 with the SEC to report 19,158,907 shares of our common stock held of record by them as of December 31, 2010 (including sole voting and dispositive power in the same amount). Blackrock’s business address is 40 East 52nd Street, New York, New York 10022.

(9)

FMR LLC (“FMR”) filed Amendment No. 4 to Schedule 13G on February 10, 2011 with the SEC to report 30,398,798 shares of our common stock held of record by FMR as of December 31, 2010. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR is deemed to beneficially own 24,168,472 shares of our common stock in its capacity as an investment adviser to various investment companies. Edward C. Johnson 3d (“Johnson”) and FMR, through its control of Fidelity, and the funds, each has sole power to dispose of the 24,168,472 shares beneficially owned by them. Members of the Johnson family are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR. Neither FMR nor Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR, is the beneficial owner of 9,524 shares of our common stock. As such, FMR’s beneficial ownership includes 7,000 shares beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 438,240 shares of our common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares. Johnson and FMR, through its control of PGALLC, each has sole dispositive power over 438,240 shares and sole power to vote or to direct the voting of 438,240 shares of our common stock owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 3,488,780 shares of our common stock in its capacity as investment manager of institutional accounts owning such shares. Johnson and FMR, through its control of PGATC, each has sole dispositive power over 3,488,780 shares of our common stock and sole power to vote or direct the vote of 3,372,515 shares of our common stock owned by the institutional accounts managed by PGATC. FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors and is the beneficial owner of 2,293,782 shares of our common stock. FIL has sole dispositive power over 2,293,782 shares owned by the International Funds and has sole power to vote or direct the voting of 2,269,682 shares and no power to vote or direct the voting of 24,100 shares of our common stock held by the International Funds FMR, Fidelity and Strategic Adviser’s business address is 82 Devonshire Street, Boston, Massachusetts, 02109. PGALLC and PGATC’s business address is 900 Salem Street, Smithfield, Rhode Island, 02917 and FIL’s business address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(10)	Goldman Sachs Asset Management, L.P., together with GS investment Strategies, LLC (“Goldman Sachs Asset Management”) jointly filed Amendment No. 3 to Schedule 13G on February 14, 2011 with the SEC to report 22,193,962 shares of our common stock held of record by them as of December 31, 2010. In its Schedule 13G, Goldman Sachs Asset Management reported as of December 31, 2010 shared voting power over 18,815,195 shares of our common stock and shared dispositive power over 22,193,962 shares of our common stock. Goldman Sachs Asset Management’s business address is 200 West Street, New York, New York 10282.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year 2010, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

RELATED-PARTY AND

OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS

In connection with our acquisition of CB Richard Ellis Services in 2001, we entered into a Securityholders’ Agreement with certain of our stockholders, including Blum Capital Partners, L.P. and its affiliates, Ray Wirta, our then CEO and currently a director, Brett White, our current CEO and director, and Frederic V. Malek, our director. Blum Capital Partners L.P. is affiliated with the chairman of our board, Richard C. Blum, another director, Jane J. Su, and certain other related entities with ownership interests in CBRE securities (collectively, “Blum Capital”). Under the agreement Blum Capital is entitled to nominate a percentage of our directors equal to the percentage of our outstanding common stock beneficially owned by Blum Capital, rounded up to the nearest whole number of directors. Messrs. White and Wirta are obligated to vote their shares in favor of the directors nominated by Blum Capital. As of March 11, 2011, these stockholders, collectively, beneficially owned approximately 9.7% of our outstanding Class A common stock. In addition, the stockholder parties to the agreement have “piggyback” registration rights in the event we propose to register any of our securities. In addition, Blum Capital has demand registration rights. Finally, we agreed to indemnify the stockholder parties to the agreement and their affiliates for any damages in connection with any claim relating to (1) our business, operations, liabilities or obligations or (2) the ownership of any of our equity securities, except to the extent these losses and expenses (x) arise from any claim that the indemnified person’s investment decision relating to the purchase or sale of these equity securities violated a duty or other obligation of the indemnified person to the claimant or (y) are finally determined in a judicial action by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the stockholder or its affiliates.

From time to time, directors and officers may be given an opportunity to invest in investment vehicles managed by certain of our subsidiaries on the same terms as other unaffiliated investors. These transactions are reviewed and approved by the disinterested members of our Audit Committee as described under “Review and Approval of Transactions With Interested Persons” described below. Mr. Sulentic, our President, previously committed to invest an aggregate minimum of $0.8 million in Trammell Crow Company Acquisitions I, L.P. and Trammell Crow Company Acquisitions II, L.P. (through pooled co-investment vehicles organized for the investment of certain employees). As of December 31, 2010, Mr. Sulentic had funded all but $0.02 million of his entire commitment in these investments.

Michael F. Smith, an executive managing director of the Company, is married to the sister of our CEO. As the brother-in-law of an executive officer of the Company, Mr. Smith is deemed to be a “related person” under Item 404(a) of Regulation S-K. The aggregate value of salary, bonus and benefits earned by Mr. Smith in 2010 was approximately $855,000.

REVIEW AND APPROVAL OF TRANSACTIONS WITH INTERESTED PERSONS

We have operated under our Standards of Business Conduct policy since 2004. As part of our Standards of Business Conduct, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits.

Our Board has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written Policy Regarding Transactions with Interested Parties governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), which involves a potential corporate opportunity, or in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons has a substantial ownership interest or control of such entity.

Directors and executive officers are required to submit to our General Counsel a description of any current or proposed transaction in advance of participating in such transaction. Our General Counsel is responsible for determining whether or not the proposed transaction is subject to our policy. If our General Counsel deems such transaction subject to our policy, he or she will report such transaction to the Chairperson of the Audit Committee. The Audit Committee is responsible for approving such transactions and in doing so, the Audit Committee may take into account, among other factors it deems appropriate, due inquiries of disinterested senior business leaders, disinterested directors and legal counsel.

Each transaction described above under “Related-Party and Other Transactions Involving Our Officers and Directors” was approved by at least a majority of the disinterested members of our Audit Committee. The Securityholders’ Agreement described above under “Related-Party and Other Transactions Involving Our Officers and Directors” was approved by at least a majority of the disinterested members of our Board prior to adoption of our Policy Regarding Transactions with Interested Parties.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and any information included on our Web site, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding”. Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at CB Richard Ellis Group, Inc., Attention: Investor Relations, 200 Park Ave., 17th Floor, New York, New York 10166, (b) telephone at (212) 984-6515, or (c) e-mail at investorrelations@cbre.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors

Laurence H. Midler

Secretary

Los Angeles, California

April 1, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

CB RICHARD ELLIS GROUP, INC. Annual Meeting of Stockholders May 11, 2011 8:00 AM (PDT)

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Brett White and Robert E. Sulentic, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CB RICHARD ELLIS GROUP, INC. that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM (PDT) on May 11, 2011 at 9882 South Santa Monica Boulevard, Beverly Hills, California, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

CB RICHARD ELLIS GROUP, INC.

11150 SANTA MONICA BLVD, SUITE 1600

LOS ANGELES, CA 90025

VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

For Withhold For All

All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Richard C. Blum 02 Curtis F. Feeny 03 Bradford M. Freeman 04 Michael Kantor 05 Frederic V. Malek

06 Jane J. Su 07 Laura D. Tyson 08 Brett White 09 Gary L. Wilson 10 Ray Wirta

The Board of Directors recommends you vote FOR proposals 2 and 3.

For Against Abstain

2 Ratification of KPMG LLP as our independent registered public accounting firm.

3 An advisory resolution approving executive compensation.

The Board of Directors recommends you vote 3 YEARS on the following proposal:

1 year 2 years 3 years Abstain

4 An advisory vote on the frequency of future advisory votes on executive compensation.

NOTE: To transact any other business properly introduced at the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date